Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF

MAY 5, 2013

BY AND AMONG

INERGY MIDSTREAM, L.P.,

NRGM GP, LLC,

INTREPID MERGER SUB, LLC,

INERGY, L.P.,

CRESTWOOD HOLDINGS LLC (SOLELY FOR PURPOSES OF SECTION 3.4(A)),

CRESTWOOD MIDSTREAM PARTNERS LP

AND

CRESTWOOD GAS SERVICES GP LLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 5, 2013 (the “Execution Date”), is entered into by and among Crestwood Midstream Partners LP, a Delaware limited partnership (“MLP”), Crestwood Gas Services GP LLC, a Delaware limited liability company (“MLP General Partner”), Crestwood Holdings LLC, a Delaware limited liability company (“CW Holdings”) (solely for purposes of Section 3.4(a)), Inergy Midstream, L.P., a Delaware limited partnership (“Buyer”), NRGM GP, LLC, a Delaware limited liability company (“Buyer General Partner”), Inergy, L.P., a Delaware limited partnership (“NRGY”), and Intrepid Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”).

WITNESSETH:

WHEREAS, MLP and Buyer desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, Buyer has required, as a condition and inducement to its willingness to enter into this Agreement, that MLP General Partner, Crestwood Gas Services Holdings LLC, a Delaware limited liability company (“CW Gas Holdings”), and CW Holdings, simultaneously herewith enter into a Voting Agreement, dated as of the Execution Date (the “Voting Agreement”), pursuant to which, among other things, each of MLP General Partner, CW Gas Holdings and CW Holdings agrees to support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Voting Agreement; and

WHEREAS, Buyer has required, as a condition and inducement to its willingness to enter into this Agreement, that MLP General Partner, CW Gas Holdings and CW Holdings simultaneously herewith enter into an Option Agreement, dated as of the Execution Date (the “Option Agreement”), pursuant to which, among other things, each of MLP General Partner, CW Gas Holdings and CW Holdings grants to Buyer an option to acquire the MLP Units held by MLP General Partner, CW Gas Holdings and CW Holdings in certain circumstances, on the terms and subject to the conditions provided for in the Option Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Additional Limited Partner” has the meaning ascribed to such term in the Buyer Partnership Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Merger Consideration” means (i) with respect to a CW Holder, the CW Holder Merger Consideration and (ii) with respect to any Holder of MLP Units who is not a CW Holder, the Merger Consideration.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Law of the State of New York or the federal Law of the United States of America.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Board” means the board of directors of Buyer General Partner.

“Buyer Common Units” means the “Common Units” of Buyer as defined in the Buyer Partnership Agreement.

“Buyer Credit Agreement” means the Credit Agreement, dated as of December 21, 2011, as amended, by and among Buyer and the lenders party thereto.

“Buyer Disclosure Schedule” means the disclosure schedule prepared and delivered by Buyer to MLP on the Execution Date concurrently with the execution of this Agreement.

“Buyer Employee Benefit Plan” means any Employee Benefit Plan (a) in which any Buyer Related Employee has any present or future rights to benefits; (b) that is maintained by, sponsored by or contributed to or obligated to be contributed to by any of the Buyer Group Entities; or (c) with respect to which any of the Buyer Group Entities has any obligation or liability, whether secondary, contingent or otherwise, in each case, regardless of whether such other plan, program, policy, agreement or arrangement is subject to any of the provisions of ERISA.

“Buyer Financial Advisor” means Greenhill & Co.

“Buyer Financial Statements” has the meaning set forth in Section 5.4.

“Buyer General Partner” has the meaning set forth in the Preamble.

“Buyer General Partner Interest” means the “General Partner Interest” as defined in the Buyer Partnership Agreement.

“Buyer General Partner Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Buyer General Partner, dated as of December 21, 2011, as amended, and as amended from time to time after the Execution Date in accordance with this Agreement.

“Buyer Group Entities” means the Buyer Parties and their Subsidiaries.

“Buyer Incentive Distribution Rights” means the “Incentive Distribution Rights” in Buyer as defined in the Buyer Partnership Agreement.

“Buyer Indenture” means the Indenture, dated as of December 7, 2012, among Buyer, NRGM Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

“Buyer Intellectual Property” has the meaning set forth in Section 5.19.

“Buyer Material Adverse Effect” means (i) any change, effect, event or occurrence that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations or results of operations of the Buyer Group Entities (taken as a whole) or (ii) any change, effect, event or occurrence that materially and adversely affects the ability of the Buyer Parties to consummate the Merger by the Drop-Dead Date; provided, however, that a Buyer Material Adverse Effect shall not include any change, effect, event or occurrence directly or indirectly arising out of or attributable to (a) any decrease in the market price of Buyer’s publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a Buyer Material Adverse Effect); (b) changes in the general state of the industries in which the Buyer Group Entities operate; (c) changes in general political, economic or regulatory conditions (including changes in commodity prices or exchange rates) or conditions in the capital markets; (d) changes in Law or GAAP or the enforcement or interpretation thereof after the Execution Date; (e) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism (other than any of the foregoing that causes any damage or destruction to or renders unusable any facilities or assets of any Buyer Group Entity); (f) the announcement or pendency of the transactions contemplated by this Agreement, the General Partner Transactions or the Spin-Off, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Buyer Group Entities due to the announcement or pendency of the transactions contemplated by this Agreement, the General Partner Transactions or the Spin-Off (provided, however, that the exception in this clause (f) shall not apply to any portion of any representations and warranties contained in this Agreement to the extent the purpose of such portion is to address the consequences of the transactions contemplated by this Agreement); (g) any failure, in and of itself, of Buyer to meet its respective internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (but not any change or effect underlying such failure to the extent such change or effect would otherwise contribute to a Buyer Material Adverse Effect); or (h) any unitholder litigation or threatened unitholder litigation, in each case, arising from allegations of a violation of securities Law or breach of fiduciary duty or similar obligations contained in the Buyer Partnership Agreement, the Buyer General Partner Operating Agreement, the MLP Partnership Agreement or the limited liability company agreement of MLP General Partner or otherwise in connection with this Agreement or the transactions contemplated hereby; provided, further, that the foregoing (other than the matters referred to in clauses (a), (f), (g) or (h)) may be taken into account in determining whether there has been a Buyer Material Adverse Effect if materially disproportionately affecting the Buyer Group Entities relative to other Persons participating in the industry in which the Buyer Group Entities participate.

“Buyer Material Agreements” has the meaning set forth in Section 5.9(a).

“Buyer Merger Transactions” has the meaning set forth in Section 5.22(a).

“Buyer Notes” means the 6.0% Senior Notes due 2020 of Buyer issued pursuant to the Buyer Indenture.

“Buyer Parties” means Buyer, Buyer General Partner and Merger Sub.

“Buyer Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Buyer, dated as of December 21, 2011, as amended from time to time after the Execution Date in accordance with this Agreement.

“Buyer Permits” has the meaning set forth in Section 5.8(b).

“Buyer Related Employees” means those employees of the Buyer Parties or their Affiliates, and those independent contractors who solely provide services to any of the Buyer Parties or their Affiliates, in each case, that provide or have provided services for the benefit of the Buyer Group Entities.

“Buyer Restricted Common Unit” means a Buyer Common Unit that is a restricted unit issued pursuant to the Buyer Unit Plan.

“Buyer SEC Reports” has the meaning set forth in Section 5.6(a).

“Buyer Special Committee” means the special committee of non-management directors established by the Buyer Board.

“Buyer Special Committee Financial Advisor” means Tudor, Pickering, Holt & Co. Securities, Inc.

“Buyer Subsidiaries” means the Subsidiaries of Buyer.

“Buyer Unit Issuance” has the meaning set forth in Section 5.22(a).

“Buyer Unitholders” means the Holders of Buyer Common Units.

“Buyer Unit Plan” means the Inergy Midstream, L.P. Long Term Incentive Plan, as it may be amended from time to time.

“Cash Consideration” has the meaning set forth in Section 3.1(d).

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

“Certificate” has the meaning set forth in Section 3.1(f).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.24.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated January 11, 2013 between Inergy Holdings and First Reserve Corporation, as amended by that certain Addendum and Joinder dated April 12, 2013, among Inergy Holdings, First Reserve Corporation, NRGY General Partner, NRGY, Buyer General Partner, Buyer, MLP General Partner, Crestwood Holdings Partners LLC and MLP.

“Consent Solicitation” has the meaning set forth in Section 6.18(a).

“Consent Solicitation Documents” has the meaning set forth in Section 6.18(b).

“Consolidated Group” means the MLP Group Entities, on the one hand, and the Buyer Group Entities, on the other hand. A reference to a Consolidated Group is a reference to each of the members of such Consolidated Group.

“CW Affiliates” means CW Holdings, CW Gas Holdings, MLP General Partner and their direct and indirect members.

“CW Holder Merger Consideration” has the meaning set forth in Section 3.1(e).

“CW Holders” means (i) CW Holdings, CW Gas Holdings and MLP General Partner and (ii) any Affiliate of the foregoing to which CW Holdings, CW Gas Holdings and MLP General Partner transfer MLP Common Units or MLP Class D Units in accordance with the terms of the Voting Agreement.

“CW Gas Holdings” has the meaning set forth in the Recitals.

“CW Holdings” has the meaning set forth in the Recitals.

“CW Holdings Cash Payment Amount” means $10,375,909.

“Debt Financing” has the meaning set forth in Section 5.24.

“Debt Refinancing” has the meaning set forth in Section 5.24.

“Delaware Courts” has the meaning set forth in Section 9.4.

“Drop-Dead Date” has the meaning set forth in Section 8.2(a).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA) and (b) any personnel policy (oral or written); unit option; unit purchase plan; equity compensation plan; phantom equity or appreciation rights plan; collective bargaining agreement; bonus plan or arrangement; incentive award plan or arrangement; vacation or holiday pay policy; fringe benefit plan, policy or agreement; retention agreement or plan; severance pay plan, policy or agreement; deferred compensation agreement or arrangement; change in control plan or agreement; hospitalization or other medical, dental, vision, accident, disability, life or other insurance; executive compensation or supplemental income arrangement; consulting agreement; employment agreement; and any other employee benefit plan, agreement, arrangement, program, practice, or understanding.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Environmental Law” means any applicable law (including common law), rule, regulation, order, ordinance, judgment, decree or other legally-enforceable requirement of any Governmental Entity having lawful jurisdiction over the matter that is in effect as of or prior to the Closing Date and relates to pollution, the protection of human health (to the extent relating to exposure to Hazardous Materials), natural resources or the environment, or the generation, treatment, storage, handling, transport or disposal or arrangement for transport or disposal, or Release of, or exposure to, Hazardous Materials.

“Environmental Permit” means any permit, license, regulation, certification, consent, variance, exemption, approval or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means an escrow agent selected by Buyer that is reasonably acceptable to the MLP to serve as the escrow agent for certain payments pursuant to Section 8.6.

“Escrow Fund” has the meaning set forth in Section 8.6(e)

“Evaluation Material” has the meaning set forth in Section 6.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Execution Date” has the meaning set forth in the Preamble.

“Expense Reimbursement” has the meaning set forth in Section 8.6(b).

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements pursuant to the Commitment Letters, together with their successors and assigns.

“Fractional Unit Payment” has the meaning set forth in Section 3.4(e).

“GAAP” has the meaning set forth in Section 1.2.

“General Partner Transactions” means (a) the acquisition by CW Holdings and CW Gas Holdings, indirectly, of the non-economic general partner interest in NRGY from IHGP and NRGP pursuant to the NRGY GP Purchase Agreement; and (b) the acquisition by NRGY of all the limited liability company interests in MLP General Partner from CW Gas Holdings pursuant to the MLP GP Contribution Agreement.

“Governing Documents” means, with respect to any Person, the legal document(s) by which such Person establishes its legal existence or which govern its internal affairs, including the certificate or articles of incorporation, certificate of formation, certificate of limited partnership, articles of organization, by-laws, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, equityholder agreement or declaration or other similar governing documents of such Person, in each case, as amended or supplemented from time to time.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, which has jurisdiction or authority with respect to the applicable Party.

“Hazardous Material” means: (a) any chemical, material, waste or substance in any amount or concentration that is regulated pursuant to, or the basis for liability under, any Environmental Law, including any hazardous waste, solid waste, hazardous substance, toxic substance, hazardous material, toxic pollutant, contaminant, pollutant or by words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products (including gasoline and diesel fuel), natural gas, crude oil or any components, fractions or derivatives thereof, oil and natural gas exploration and production wastes and (c) friable asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radioactive materials or radon gas.

“Holders” means, when used with reference to the MLP Units and the Buyer Common Units, the holders of such units shown from time to time in the registers maintained by or on behalf of MLP or Buyer, as applicable.

“IHGP” means Inergy Holdings GP, LLC.

“Indemnified Liabilities” has the meaning set forth in Section 6.12(a).

“Indemnified Persons” has the meaning set forth in Section 6.12(a).

“Intellectual Property” means any and all intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, if applicable, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, corporate names, slogans, domain names, logos, and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations thereof; (c) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; and (d) copyrights, rights in works of authorship and registrations and applications for registration of the foregoing.

“Knowledge” means (a) with respect to the MLP Parties, the actual knowledge after reasonable inquiry of each Person listed in Section 1.1(a) of the MLP Disclosure Schedule and (b) with respect to the Buyer Parties, the actual knowledge after reasonable inquiry of each Person listed in Section 1.1(a) of the Buyer Disclosure Schedule.

“Law” means all principles of common law, statutes, regulations, statutory rules, Orders and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE), but does not include Environmental Law or ERISA.

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

“Material Adverse Effect” means an MLP Material Adverse Effect or a Buyer Material Adverse Effect.

“Merger” means the merger of Merger Sub with and into MLP, with MLP as the sole surviving entity.

“Merger Consideration” has the meaning set forth in Section 3.1(d).

“Merger Sub” has the meaning set forth in the Preamble.

“MLP” has the meaning set forth in the Preamble.

“MLP Amended and Restated Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of MLP, substantially in the form attached hereto as Exhibit A.

“MLP Board” means the board of directors of MLP General Partner.

“MLP Certificate of Limited Partnership” means the Certificate of Limited Partnership of MLP dated as of January 30, 2007.

“MLP Class D Units” means the “Class D Units” as defined the MLP Partnership Agreement.

“MLP Common Units” means the “Common Units” as defined in the MLP Partnership Agreement.

“MLP Conflicts Committee Financial Advisor” means Evercore Group L.L.C.

“MLP Conflicts Committee” means the conflicts committee established by the MLP Board.

“MLP Credit Agreements” means (i) the Amended and Restated Credit Agreement dated as of November 16, 2012, as amended, by and among MLP and the lenders party thereto and (ii) the Credit Agreement, dated as of March 26, 2012, by and among Crestwood Marcellus Midstream LLC and the lenders party thereto.

“MLP Disclosure Schedule” means the disclosure schedule prepared and delivered by MLP to Buyer on the Execution Date concurrently with the execution of this Agreement.

“MLP Employee Benefit Plan” means any Employee Benefit Plan (a) in which any MLP Related Employee has any present or future rights to benefits, (b) that is maintained by, sponsored by or contributed to by, or obligated to be contributed to by, any of the MLP Group Entities or (c) with respect to which any of the MLP Group Entities has any obligation or liability, whether secondary, contingent or otherwise, in each case, regardless of whether such other plan, program, policy, agreement or arrangement is subject to any of the provisions of ERISA.

“MLP Fairness Opinion” has the meaning set forth in Section 4.21.

“MLP Financial Advisor” means Citigroup Global Markets Inc.

“MLP Financial Statements” has the meaning set forth in Section 4.4.

“MLP General Partner” has the meaning set forth in the Preamble, provided, however, that following the cancellation of the MLP General Partner Interest pursuant to Section 3.1(b), all references in this Agreement to the “MLP General Partner” shall be deemed to be references to the “New General Partner”.

“MLP General Partner Interest” means the “General Partner Interest” as defined in the MLP Partnership Agreement.

“MLP GP Contribution Agreement” means that certain Contribution Agreement, dated as of the Execution Date, between NRGY, Inergy GP, LLC, CW Holdings and CW Gas Holdings.

“MLP Group Entities” means the MLP Parties and their Subsidiaries.

“MLP Incentive Distribution Rights” means the “Incentive Distribution Rights” in MLP as defined in the MLP Partnership Agreement.

“MLP Intellectual Property” has the meaning set forth in Section 4.19.

“MLP Material Adverse Effect” means (i) any change, effect, event or occurrence that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations or results of operations of the MLP Group Entities (taken as a whole) or (ii) any change, effect, event or occurrence that materially and adversely affects the ability of the MLP Parties to consummate the Merger by the Drop-Dead Date; provided, however, that a MLP Material Adverse Effect shall not include any change, effect, event or occurrence directly or indirectly arising out of or attributable to (a) any decrease in the market price of MLP’s publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a MLP Material Adverse Effect); (b) changes in the general state of the industries in which the MLP Group Entities operate; (c) changes in general political, economic or regulatory conditions (including changes in commodity prices or exchange rates) or conditions in the capital markets; (d) changes in Law or GAAP or the enforcement or interpretation thereof after the Execution Date; (e) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism (other than any of the foregoing that causes any damage or destruction to or renders unusable any facilities or assets of any MLP Group Entity); (f) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the MLP Group Entities due to the announcement or pendency of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to any portion of any representations and warranties contained in this Agreement to the extent the purpose of such portion is to address the consequences of the transactions contemplated by this Agreement); (g) any failure, in and of itself, of MLP to meet its respective internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (but not any change or effect underlying such failure to the extent such change or effect would otherwise contribute to a MLP Material Adverse Effect); or (h) any unitholder litigation or threatened unitholder litigation, in each case, arising from allegations of a violation of securities Law or breach of fiduciary duty or similar obligations contained in the Buyer Partnership Agreement, the Buyer General Partner Operating Agreement, the MLP Partnership Agreement or the limited liability company agreement of MLP General Partner or otherwise in connection with this Agreement or the transactions contemplated hereby; provided, further, that the foregoing (other than the matters referred to in clauses (a), (f), (g) or (h)) may be taken into account in determining whether there has been a MLP Material Adverse Effect if materially disproportionately affecting the MLP Group Entities relative to other Persons participating in the industry in which the MLP Group Entities participate.

“MLP Material Agreements” has the meaning set forth in Section 4.9(a).

“MLP Merger Transactions” has the meaning set forth in Section 4.22.

“MLP Parties” means MLP and MLP General Partner.

“MLP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of MLP dated as of February 19, 2008, as amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“MLP Permits” has the meaning set forth in Section 4.8(b).

“MLP Phantom Unit” means an award of phantom MLP Common Units granted under the MLP Unit Plan.

“MLP Recommendation” has the meaning set forth in Section 6.4(a).

“MLP Recommendation Change” has the meaning set forth in Section 6.5(c).

“MLP Related Employees” means those employees of the MLP Parties or their Affiliates, and independent contractors who solely provide services to any of the MLP Parties or their Affiliates, in each case, that provide or have provided services to the MLP Parties.

“MLP Restricted Common Unit” has the meaning set forth in Section 3.5(a).

“MLP SEC Reports” has the meaning set forth in Section 4.6(a).

“MLP Subsidiaries” means the Subsidiaries of MLP.

“MLP Superior Proposal” means any bona fide written proposal made by any Person who is not a Buyer Group Entity that (a) if consummated, would result in such Person (or its equityholders) owning, directly or indirectly, (i) 50% or more of the MLP Units then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or (ii) the assets or businesses that constitute 50% or more of the revenues, Net Income or assets of the MLP and its Subsidiaries, taken as a whole; (b) includes terms that, after taking into account all the terms and conditions of the Merger and such third Person proposal, including any break-up fees, expense reimbursement provisions, financing contingencies and conditions to consummation, the MLP Board or MLP Conflicts Committee has determined in its good faith judgment are more favorable to the Holders of MLP Units from a financial point of view than the Merger; and (c) the MLP Board or MLP Conflicts Committee has determined in its good faith judgment is reasonably likely to be consummated (provided, however, that any requisite vote or consent of MLP General Partner or the holders of MLP Units that may be required to effect the proposal shall not be taken into account in determining whether a proposal is reasonably likely to be consummated).

“MLP Takeover Proposal” means any contract, proposal, offer or indication of interest from any Person (other than the Buyer Group Entities) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (other than product sales in the ordinary course of business) or businesses that constitute 15% or more of the revenues, Net Income or assets of MLP and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of MLP, any tender offer or exchange offer that if consummated would result in any such Person beneficially owning 15% or more of any class of equity securities of MLP, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding unit exchange or similar transaction involving the MLP Group Entities pursuant to which any such Person would own 15% or more of any class of equity securities of MLP or of any resulting parent company of MLP.

“MLP Unit Plan” means the Crestwood Midstream Partners, LP Fourth Amended and Restated 2007 Equity Plan, as it may be amended and restated from time to time.

“MLP Unitholder Approval” has the meaning set forth in in Section 4.2(a).

“MLP Unitholders” means the Holders of MLP Common Units and MLP Class D Units.

“MLP Unitholders’ Meeting” has the meaning set forth in Section 6.4(a).

“MLP Units” means the MLP Common Units and the MLP Class D Units.

“New General Partner” means a new Delaware limited liability company to be formed in accordance with Section 6.13.

“Net Income” means “Net Income” as defined in the MLP Partnership Agreement.

“New Buyer Common Units” means duly authorized, validly issued in accordance with applicable Law and the Buyer Partnership Agreement, fully paid (to the extent required under the Buyer Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by DRULPA) Buyer Common Units to be issued in connection with the Merger.

“Non-Qualifying Income Cushion” has the meaning set forth in Section 8.6(e)(i).

“Non-Recourse Party” has the meaning set forth in Section 9.8.

“Notice” has the meaning set forth in Section 9.3.

“NRGP” means NRGP Limited Partner, LLC, a Delaware limited liability company.

“NRGY” has the meaning set forth in the Preamble.

“NRGY Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 24, 2009 (as amended and restated as of February 2, 2011 and as further amended, amended and restated, supplemented or otherwise modified from time to time), by and among NRGY and the lenders party thereto.

“NRGY General Partner” means Inergy GP, LLC, a Delaware limited liability company.

“NRGY GP Purchase Agreement” means that certain Purchase and Sale Agreement dated as of the Execution Date among CW Holdings, CW Gas Holdings, IHGP and NRGP.

“NRGY Special Committee” means the special committee of non-management directors established by the NRGY Board.

“NYSE” means the New York Stock Exchange.

“Omnibus Agreement” means the Omnibus Agreement, dated as of December 21, 2011, among NRGY General Partner, NRGY, Buyer General Partner and Buyer.

“Option Agreement” has the meaning set forth in the Recitals.

“Orders” means any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, of a Governmental Entity or arbitrator.

“Other Parties” means (a) with respect to the Buyer Parties, the MLP Parties; and (b) means, with respect to the MLP Parties, the Buyer Parties, unless, in each case, the context otherwise requires.

“Parties” means the Buyer Parties and the MLP Parties.

“Party Group” means the MLP Parties, on the one hand, and the Buyer Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

“Permitted Encumbrances” means any Encumbrances that are (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which do not materially impair the value or the continued use and operation of the assets to which they relate of the business by such Person and its Subsidiaries; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) for Taxes not yet due or which are being contested in good faith by appropriate Proceedings (provided that adequate reserves with respect thereto are maintained on the books of such Person or its Subsidiaries, as the case may be, in conformity with GAAP); (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries; (f) other Encumbrances that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate of the business by such Person and its Subsidiaries; (g) Encumbrances existing or expressly permitted under the Buyer Credit Agreement or the MLP Credit Agreements, as applicable; or (h) Encumbrances permitted under Section 6.1 of this Agreement.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Premium Cap” shall have the meaning set forth in 6.12(f).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.3.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) or any other proceeding in law or in equity.

“Receiving Party” has the meaning set forth in Section 6.5(b).

“Recommendation Change Notice” has the meaning set forth in Section 6.5(d)(ii)(A).

“Recommendation Change Notice Period” has the meaning set forth in Section 6.5(d)(ii)(B).

“Refinancing Commitment Letter” has the meaning set forth in Section 5.24.

“Registration Statement” has the meaning set forth in Section 6.3.

“Related Parties” has the meaning set forth in Section 9.10.

“Release” means any spilling, leaking, burying, emitting, abandoning, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” means, in respect of any Person, such Person’s Affiliates and such Person’s and its Affiliates’ partners, members, directors, officers, employees, investment bankers, financial advisors, financing sources, attorneys, accountants, consultants, agents, advisors and other representatives.

“Repurchase Commitment Letter” has the meaning set forth in Section 5.24.

“Repurchase Financing” has the meaning set forth in Section 5.24.

“rights-of-way” has the meaning set forth in Section 4.12(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-Off” means the distribution by NRGY of all Buyer Common Units held directly or indirectly by NRGY to the unitholders of NRGY.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (a) such Person or any other subsidiary of such Person is a general partner or a managing member or has similar authority; or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal Notice” has the meaning set forth in Section 6.5(d)(i)(C).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.5(d)(i)(D).

“Surviving Entity” has the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, imposts, levies, assessments, fees and other charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8.6(a).

“Unit Consideration” has the meaning set forth in Section 3.1(d).

“Voting Agreement” has the meaning set forth in the Recitals.

“Willful and Material Breach” means a material breach, or failure to perform, that is the consequence of an act or omission of a Person at the direction, or with the consent, of a Party, with the Knowledge of such Party that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a breach of this Agreement.

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the MLP Disclosure Schedule and the Buyer Disclosure Schedule) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” and (d) all words used as accounting terms shall have the meanings given to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party is also a reference to such Party’s permitted successors and assigns to the extent the context so requires. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties that this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

SECTION 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into MLP, the separate existence of Merger Sub shall cease and MLP shall survive and continue to exist as a Delaware limited partnership (MLP, as the surviving limited partnership in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, Buyer shall be the sole limited partner of MLP and New General Partner shall be the sole general partner of MLP.

(b) Effective Time and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DRULPA and the DLLCA (the date and time of such filing (or such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). The Merger shall be conducted in accordance with and have the effects prescribed in the DRULPA and the DLLCA.

(c) MLP Certificate of Limited Partnership and MLP Partnership Agreement. At the Effective Time, the MLP Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the MLP Partnership Agreement shall be amended and restated in its entirety to read as set forth in Exhibit A, and the MLP Amended and Restated Partnership Agreement shall be the partnership agreement of the Surviving Entity, until duly amended in accordance with its terms and applicable Law.

SECTION 2.2 Closing Date of the Merger. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VII, the closing (the “Closing”) of the Merger and the transactions contemplated by this Article II shall be held at the offices of Vinson & Elkins L.L.P. at 1001 Fannin Street, Suite 2500, Houston, Texas 77002 on the later of (a) July 17, 2013 (but subject to the satisfaction or waiver of all of the conditions set forth in Article VII on such date), and (b) the third Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that would normally be satisfied only on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the Parties. The “Closing Date,” as referred to herein, means the date of the Closing.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

SECTION 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Buyer General Partner, MLP, MLP General Partner, Merger Sub or any holder of MLP Units:

(a) Equity of Merger Sub. All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become a 100% limited partner interest in MLP, which limited partner interest shall be duly authorized and validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by DRULPA), and Buyer as the holder of such limited partner interest shall be admitted as the sole limited partner of MLP.

(b) Cancellation of MLP GP Interest; Admission of New General Partner. The MLP General Partner Interest issued and outstanding immediately prior to the Effective Time shall be cancelled, and New General Partner shall be admitted as the sole general partner of MLP in accordance with the MLP Partnership Agreement and the MLP Amended and Restated Partnership Agreement. In connection therewith, Buyer General Partner shall receive a right to any capital account in MLP associated with the MLP General Partner Interest and no additional consideration.

(c) Cancellation of MLP Incentive Distribution Rights. The MLP Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall be cancelled. In connection therewith, Buyer General Partner shall receive a right to any capital account in MLP associated with the MLP Incentive Distribution Rights and no additional consideration.

(d) Conversion of MLP Common Units and MLP Class D Units. Each of the outstanding MLP Common Units and each of the MLP Class D Units held immediately prior to the Effective Time by any Holder of MLP Units other than a CW Holder shall be converted into the right to receive (i) $1.03 in cash (the “Cash Consideration”) and (ii) 1.0700 New Buyer Common Units (the “Unit Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(e) Conversion of MLP Common Units and MLP Class D Units Held by the CW Holders. Each of the outstanding MLP Common Units and each of the outstanding MLP Class D Units held immediately prior to the Effective Time by a CW Holder shall be converted into the right to receive solely the Unit Consideration (the “CW Holder Merger Consideration”).

(f) Certificates. All MLP Common Units and MLP Class D Units, when converted in the Merger shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate (or evidence of units in book-entry form) representing MLP Common Units or MLP Class D Units, as applicable (a “Certificate”) shall cease to have any rights with respect thereto, except pursuant to Section 3.4.

SECTION 3.2 Rights as Unitholders; Unit Transfers. All MLP Units shall cease to be outstanding and shall automatically be canceled and cease to exist when converted as a result of and pursuant to the Merger. At the Effective Time, each holder of a Certificate shall cease to be a unitholder of MLP and shall cease to have any rights as a unitholder of MLP, except the right to receive (a) the Applicable Merger Consideration and the right to be admitted as an Additional Limited Partner of Buyer in connection therewith; and (b) any distributions in accordance with Section 3.4(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.4. In addition, to the extent applicable, the Holders of MLP Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such MLP Units with a record date occurring prior to the Effective Time that may have been declared or made by MLP on such MLP Units in accordance with the terms of this Agreement and which remains unpaid at the Effective Time. Such distributions by MLP are not part of the Applicable Merger Consideration, and shall be paid on the payment date set therefor to such Holders of MLP Units whether or not they exchange their Certificates pursuant to Section 3.4. At the close of business on the Closing Date, the unit transfer books of MLP shall be closed and there shall be no further registration of transfers on the unit transfer books of MLP with respect to the MLP Units.

SECTION 3.3 Anti-Dilution Provisions. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding MLP Units or Buyer Common Units shall be changed into a different number of units or other securities by reason of any split, reclassification, recapitalization, combination, merger, consolidation, reorganization or other similar transaction or event, or any distribution payable in equity securities shall be declared thereon with a record date within such period (other than distributions in kind to the Holders of MLP Class D Units or the holders of the MLP Incentive Distribution Rights pursuant to the MLP Partnership Agreement), the Applicable Merger Consideration (and the number of New Buyer Common Units issuable in the Merger), and the form of securities issuable in the Merger shall be appropriately adjusted to provide the Holders of MLP Units the same economic effect as contemplated by this Agreement prior to such event.

SECTION 3.4 Exchange of Certificates.

(a) Exchange Agent. Prior to the mailing of the Proxy Statement/Prospectus, Buyer shall appoint American Stock Transfer and Trust Company, LLC or a commercial bank or trust company reasonably acceptable to MLP to act as exchange agent hereunder for the purpose of exchanging Certificates for the Applicable Merger Consideration (the “Exchange Agent”). At or before the Effective Time, Buyer shall deposit with the Exchange Agent for the benefit of the Holders of MLP Units for exchange in accordance with this Article III, through the Exchange Agent, certificates representing New Buyer Common Units and an amount of cash sufficient to effect the delivery of the Cash Consideration less the CW Holdings Cash Payment Amount. Before the Effective Time, CW Holdings shall deposit with the Exchange Agent for the benefit of the Holders of MLP Units (other than the CW Holders) for exchange in accordance with this Article III, through the Exchange Agent, the CW Holdings Cash Payment Amount. Buyer agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2 and Section 3.4(c) and to make Fractional Unit Payments pursuant to Section 3.4(e), in each case without interest. Any cash and certificates representing New Buyer Common Units deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Applicable Merger Consideration contemplated to be paid for the MLP Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.4(c) and Section 3.4(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time (but in no event later than five Business Days after the Effective Time), Buyer shall cause the Exchange Agent to mail to each record holder of MLP Units as of the Effective Time a letter of transmittal (the “Letter of Transmittal”) (which shall specify that in respect of certificated MLP Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as may be necessary for the Holders of MLP Units to be admitted as Additional Limited Partners in Buyer and which shall be in such form and have such other provisions as Buyer General Partner and MLP General Partner may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Applicable Merger Consideration payable in respect therefor. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, each holder who held MLP Units immediately prior to the Effective Time shall be entitled to receive upon surrender of the Certificates therefor (i) certificates for New Buyer Common Units representing, in the aggregate, the whole number of New Buyer Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all MLP Units then held by such holder) and (ii) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including the Cash Consideration, any Fractional Unit Payments pursuant to Section 3.4(e) and distributions pursuant to Section 3.4(c). No interest shall be paid or accrued on any Applicable Merger Consideration or any distributions payable pursuant to Section 3.4(c). In the event of a transfer of ownership of MLP Common Units that is not registered in the transfer records of MLP, the Applicable Merger Consideration payable in respect of such MLP Common Units may be paid to a transferee, if the Certificate representing such MLP Common Units is presented to the Exchange Agent, and in the case of both certificated and book-entry MLP Common Units, accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Applicable Merger Consideration in any name other than that of the record holder of such MLP Common Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Applicable Merger Consideration payable in respect of MLP Units, distributions pursuant to Section 3.4(c), and (without the necessity of such surrender) any cash or distributions to which such holder is entitled pursuant to Section 3.2.

(c) Distributions with Respect to Unexchanged Certificates. No dividends or other distributions declared with respect to Buyer Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to New Buyer Common Units that such holder would be entitled to receive in accordance herewith and no Fractional Unit Payment shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any such Certificate in accordance with this Article III. Subject to applicable Law, following compliance with the requirements of Section 3.4(b), there shall be paid to each such holder of New Buyer Common Units, without interest, (i) promptly after such compliance, the amount of any Fractional Unit Payment to which such holder is entitled pursuant to Section 3.4(e) and the amount of dividends or other distributions previously paid with respect to the New Buyer Common Units issuable with respect to such Certificate that have a record date after the Effective Time and a payment date on or prior to the time of surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such New Buyer Common Units with a record date after the Effective Time and prior to such surrender and a payment date subsequent to such surrender.

(d) No Further Ownership Rights in MLP Common Units or MLP Class D Units. The Applicable Merger Consideration paid upon conversion of an MLP Common Unit or Class D Unit in accordance with the terms hereof and any declared distributions to be paid on MLP Common Units or MLP Class D Units as described in Section 3.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such MLP Units.

(e) Fractional Units. No certificates or scrip representing fractional New Buyer Common Units or book-entry credit of the same shall be issued upon the surrender of MLP Common Units or MLP Class D Units outstanding immediately prior to the Effective Time, and such fractional units shall not entitle the owner thereof to vote or to any rights as a unitholder of Buyer. Notwithstanding any other provision of this Agreement, each registered holder of MLP Units converted in the Merger who would otherwise have been entitled to receive a fractional New Buyer Common Unit (after taking into account all MLP Units exchanged by such holder) shall receive, in lieu thereof, from Buyer in exchange for such fractional unit, an amount (a “Fractional Unit Payment”) in cash (without interest rounded up to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price of Buyer Common Units on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the five-day trading period ending on the third trading day immediately preceding the Effective Time. For the avoidance of doubt, all references to the “Applicable Merger Consideration” shall be deemed to include Fractional Unit Payments (if any), unless the context suggests otherwise.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the Certificates for twelve months after the Closing Date shall be delivered to Buyer, upon demand by Buyer, and any Holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Buyer and only as general creditors thereof for payment of their claim for New Buyer Common Units, any Fractional Unit Payment and any distributions with respect to New Buyer Common Units to which such Holders may be entitled. If any Certificates shall not have been surrendered prior to such date on which any New Buyer Common Units, any Fractional Unit Payment or any distributions with respect to New Buyer Common Units in respect of such Certificate would escheat to or become the property of any Governmental Entity, any such units, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by Law, none of Buyer, Buyer General Partner, MLP, MLP General Partner, the Surviving Entity or their respective Representatives shall be liable to any Person in respect of any New Buyer Common Units (or distributions with respect thereto) or Fractional Unit Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Withholding. Each of Buyer, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MLP Units such amounts or securities as Buyer, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax law, with respect to the making of such payment or issuance. To the extent that amounts or securities are so withheld by Buyer, the Surviving Entity or the Exchange Agent, such withheld amounts or securities shall be treated for all purposes of this Agreement as having been paid or issued to the holder of MLP Units in respect of whom such deduction and withholding was made by Buyer, the Surviving Entity or the Exchange Agent, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Applicable Merger Consideration payable in respect of the MLP Units represented by such Certificate and any distributions to which the Holders thereof are entitled pursuant to Section 3.4(b) or (c).

(j) Book Entry and Admission of Holders of New Buyer Common Units as Additional Limited Partners of Buyer. All New Buyer Common Units to be issued in the Merger shall be issued in book-entry form, without physical certificates. Upon the issuance of New Buyer Common Units to the Holders of MLP Units in accordance with this Section 3.4, Buyer and Buyer General Partner shall be deemed to have automatically consented to the admission of such holder as a limited partner of Buyer in respect of its New Buyer Common Units and shall reflect such admission on the books and records of Buyer.

(k) Investment of the Exchange Fund. Buyer shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by Buyer on a daily basis, in Buyer’s sole discretion; provided, however, that (i) any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and (ii) no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to MLP unitholders pursuant to the other provisions of this Section 3.4. Any interest and other income resulting from such investments shall be paid promptly to Buyer.

SECTION 3.5 Treatment of Awards under MLP Unit Plan.

(a) MLP Restricted Common Units. All restrictions on each MLP Common Unit that is a restricted unit issued pursuant to the MLP Unit Plan (an “MLP Restricted Common Unit”) outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, lapse. Each such MLP Restricted Common Unit outstanding as of the Effective Time (other than any MLP Restricted Common Units surrendered in connection with the payment of Taxes, if any, due upon the lapse of restrictions described in this Section 3.5(a), as permitted by and in accordance with the terms and conditions of the MLP Unit Plan) shall be considered an outstanding MLP Common Unit for all purposes of this Agreement, including with respect to the right to receive the Merger Consideration in accordance with this Article III.

(b) MLP Phantom Units. Each MLP Phantom Unit that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse. Each such MLP Common Unit that shall be issued in settlement of such MLP Phantom Unit (other than any MLP Common Units withheld in connection with the payment of Taxes, if any, due with respect to such MLP Phantom Units, as permitted by and in accordance with the terms and conditions of the MLP Unit Plan) shall be considered outstanding as of the Effective Time for all purposes of this Agreement, including with respect to the right to receive the Merger Consideration in accordance with this Article III. Each MLP Phantom Unit that is payable solely in cash and that vests pursuant to this Section 3.5(b) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and shall become immediately payable in cash.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MLP PARTIES

Except as disclosed in the MLP SEC Reports (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, to the extent that they are cautionary, predictive or forward-looking in nature) filed prior to the Execution Date or as set forth in a section of the MLP Disclosure Schedule corresponding to the applicable Sections of this Article IV to which such disclosure applies (provided that any information set forth in one section of the MLP Disclosure Schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face, except that no such information shall be deemed to apply, and no disclosure in the MLP SEC reports shall be deemed to be an exception, to Section 4.2(a), Section 4.3(a), Section 4.3(b) or Section 4.17(a)), the MLP Parties hereby represent and warrant, jointly and severally, to the Buyer Parties that:

SECTION 4.1 Organization; Qualification.

(a) Each of the MLP Group Entities is a limited partnership, limited liability company, corporation or otherwise duly organized, validly existing and in good standing under the law of its jurisdiction of organization. Each of the MLP Group Entities has all requisite partnership, limited liability company, corporate or other power and authority, as the case may be, to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to be duly organized, validly existing or to have such power or authority, individually or in the aggregate, does not constitute an MLP Material Adverse Effect.

(b) Section 4.1(b) of the MLP Disclosure Schedule sets forth, as of the Execution Date, a true and complete list of the MLP Group Entities, together with (i) the legal nature of each such Person, (ii) the jurisdiction of organization or formation of such Person, (iii) the name of the MLP Group Entity that owns directly or of record any equity or similar interest in such Person and (iv) the interest (expressed in a percentage or other amount) owned by such MLP Group Entity in such Person. Each of the MLP Group Entities is duly qualified and in good standing to do business as a foreign limited partnership, limited liability company, corporation or otherwise, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, does not constitute an MLP Material Adverse Effect.

(c) Each of the MLP Parties has heretofore made available to Buyer complete and correct copies of its Governing Documents, in each case as amended to the Execution Date, and such Governing Documents are in full force and effect.

SECTION 4.2 Authority; No Violation; Consents and Approvals.

(a) Each of the MLP Parties has all requisite limited liability company or partnership power and authority, as applicable, to enter into this Agreement and to carry out its obligations hereunder and, subject to, with respect to consummation of the Merger, MLP Unitholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by each MLP Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or partnership, as applicable, action on the part of such MLP Party. Subject to MLP Unitholder Approval, no other limited liability company or partnership proceedings are necessary to consummate the transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by Delaware law). This Agreement has been duly executed and delivered by each MLP Party and, assuming the due authorization, execution and delivery hereof by the Other Parties, constitutes a legal, valid and binding agreement of each MLP Party, enforceable against such MLP Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law)). The adoption of this Agreement by the affirmative vote or consent of the Holders of at least a “Unit Majority” (as such term is defined in the MLP Partnership Agreement) (the “MLP Unitholder Approval”) is the only additional vote of partnership interests in MLP necessary to approve this Agreement and the Merger.

(b) Assuming the consents, approvals and filings referred to in Section 4.2(b) of the MLP Disclosure Schedule and the MLP Unitholder Approval are obtained or made, neither the execution and delivery by the MLP Parties of this Agreement, nor the consummation by the MLP Parties of the transactions contemplated hereby, nor compliance by the MLP Parties with any of the terms or provisions of this Agreement, will (i) violate any provision of the Governing Documents of any of the MLP Group Entities; (ii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement, permit, franchise, note, indenture, bond, mortgage, lease or instrument to which any of the MLP Group Entities is a party or by or to which any of their properties are bound; (iii) result in the creation of an Encumbrance, other than Permitted Encumbrances, upon or require the sale or give any Person the right to acquire any of the assets of any of the MLP Group Entities, or restrict, hinder, impair or limit the ability of any of the MLP Group Entities to carry on its business as and where it is now being carried on; or (iv) violate any Law applicable to the MLP Group Entities, except for matters described in clauses (ii), (iii) or (iv) that do not, individually or in the aggregate, constitute an MLP Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by any MLP Group Entity in connection with the execution and delivery of this Agreement by the MLP Parties or the consummation by the MLP Parties of the transactions contemplated by this Agreement, except for: (i) the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the meeting of the unitholders of MLP to be held in connection with adoption of this Agreement and (B) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware; (iii) any filings, consents, authorizations, approvals or exemptions in connection with compliance with the rules of the NYSE; (iv) such filings, consents, authorizations, approvals or exemptions as may be required by any applicable state securities or “blue sky” or takeover laws; and (v) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make do not constitute, individually or in the aggregate, an MLP Material Adverse Effect.

SECTION 4.3 Capitalization.

(a) MLP General Partner is the sole general partner of MLP. MLP General Partner is the sole record and beneficial owner of the MLP General Partner Interest and MLP Incentive Distribution Rights, and such general partner interest and MLP Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the MLP Partnership Agreement. Except as provided in the MLP Partnership Agreement, MLP General Partner owns the MLP General Partner Interest and MLP Incentive Distribution Rights free and clear of any Encumbrances. As of the Execution Date, CW Gas Holdings is the sole member of MLP General Partner and is the sole record and beneficial owner of all limited liability company interests in MLP General Partner, and such limited liability company interest has been duly authorized and validly issued in accordance with applicable Law and the Governing Documents of MLP General Partner. CW Gas Holdings owns such limited liability company interest free and clear of any Encumbrances other than Permitted Encumbrances.

(b) As of the Execution Date, MLP has no partnership or other equity interests issued and outstanding other than the following:

(i) 53,696,845 MLP Common Units (excluding any MLP Restricted Common Units and MLP Phantom Units);

(ii) 6,190,469 MLP Class D Units, all of which are owned beneficially and of record by CW Gas Holdings;

(iii) the MLP Incentive Distribution Rights;

(iv) 68,079 MLP Restricted Common Units;

(v) 269,969 MLP Phantom Units (of which 8,156 of such MLP Phantom Units are payable solely in cash); and

(vi) the MLP General Partner Interest.

Each of the outstanding MLP Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Law and the MLP Partnership Agreement, and are fully paid (to the extent required under the MLP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-607 and 17-804 of DRULPA). Such MLP Units were not issued in violation of any pre-emptive or similar rights. Except as set forth in this Section 4.3 and in Section 4.3(b) of the MLP Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the MLP Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the MLP Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the MLP Group Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the MLP Group Entities or any other Person, and none of the MLP Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are no outstanding equity appreciation rights, phantom equity or similar rights based on the value of the equity, book value, income or any other attribute of any of the MLP Group Entities; (iv) there are no outstanding bonds, debentures or other evidences of indebtedness of any of the MLP Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities of any MLP Group Entity or securities having the right to vote) with the Holders of the MLP Units on any matter; and (v) except as described in the MLP Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Law or other arrangements or commitments to which any of the MLP Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the MLP Group Entities.

(c) Other than with respect to the MLP Group Entities, MLP does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person. All of the outstanding shares of capital stock or other equity interests of each MLP Subsidiary (i) have been duly authorized and validly issued, (ii) except as provided in the applicable Governing Documents and for Permitted Encumbrances, are owned, directly or indirectly, by MLP free and clear of any Encumbrances and (iii) in the case of corporations, are fully paid and non-assessable.

(d) Except with respect to the ownership of any equity or long-term debt securities between or among the MLP Group Entities, none of the MLP Group Entities owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

SECTION 4.4 Financial Statements. The historical financial statements of MLP included in the MLP SEC Reports, including all related notes and schedules (the “MLP Financial Statements”): (i) comply as to form in all material respects with the Securities Act, Exchange Act and applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) fairly present in all material respects the consolidated financial position of MLP and the MLP Subsidiaries, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in partners’ equity of the entities to which such MLP Financial Statements relate for the periods indicated; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of interim financial statements, to normal year-end adjustments.

SECTION 4.5 Absence of Undisclosed Liabilities.

(a) Neither MLP nor any of the MLP Subsidiaries has any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of MLP or in the notes thereto, in each case prepared in conformity with GAAP, and which is not shown or reserved against on the MLP Financial Statements, other than

(i) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2012, including liens for current Taxes and assessments not in default;

(ii) liabilities of MLP or any of the MLP Subsidiaries that, individually or in the aggregate, are not material to the MLP Group Entities, taken as a whole; or

(iii) liabilities that have been discharged or paid in full prior to the Execution Date.

(b) Neither MLP nor any of the MLP Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among MLP and any of the MLP Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, MLP in MLP’s published financial statements or any MLP SEC Reports.

SECTION 4.6 MLP SEC Reports and Internal Controls.

(a) Since December 31, 2010, all reports (except for the Proxy Statement/Prospectus, which is addressed in Section 4.7), including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by MLP with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act (the “MLP SEC Reports”), have been timely filed or furnished in accordance with the rules and regulations of the SEC. All such MLP SEC Reports (i) complied as to form in all material respects in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the MLP SEC Reports. To the Knowledge of the MLP, none of the MLP SEC Reports is the subject of ongoing SEC review or investigation.

(b) MLP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. MLP’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by MLP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to MLP’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). MLP’s management has completed its assessment of the effectiveness of MLP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective. To MLP’s Knowledge, it has disclosed, based on its most recent evaluations, to MLP’s outside auditors and the audit committee of the MLP Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect MLP’s ability to record, process, summarize and report financial information (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the MLP’s internal controls over financial reporting.

SECTION 4.7 Information Supplied. None of the information to be supplied by the MLP Group Entities for inclusion in (a) the Proxy Statement/Prospectus to be filed with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to MLP Unitholders, at the time of the MLP Unitholders’ Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.8 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 4.14), Environmental Law (which is provided for in Section 4.11) and employee benefit matters (which are provided for in Section 4.15), each of the MLP Group Entities is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, constitute an MLP Material Adverse Effect. No MLP Group Entity has received any written communication within the past two years from a Governmental Entity that alleges that any MLP Group Entity is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not constitute, individually or in the aggregate, an MLP Material Adverse Effect.

(b) The MLP Group Entities are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “MLP Permits”), except where the failure to be in possession of such MLP Permits would not, individually or in the aggregate, constitute an MLP Material Adverse Effect. None of the MLP Group Entities is in default or violation of any of the MLP Permits, except for any such defaults or violations that would not, individually or in the aggregate, constitute an MLP Material Adverse Effect. No suspension or cancellation of any of the MLP Permits is pending or, to the Knowledge of MLP, threatened, except where such suspension or cancellation would not constitute, individually or in the aggregate, an MLP Material Adverse Effect. As of the Execution Date, to the Knowledge of MLP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the MLP Group Entities under, any MLP Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew or extend any MLP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not constitute, individually or in the aggregate, an MLP Material Adverse Effect.

SECTION 4.9 Material Contracts.

(a) Except for those agreements filed as exhibits to the MLP SEC Reports and those agreements set forth on Section 4.9(a) of the MLP Disclosure Schedule (collectively, the “MLP Material Agreements”), none of the MLP Group Entities is a party to, or is bound by, any agreements, contracts or commitments (whether written or oral):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000;

(iii) which contains any provision that prior to or following the Effective Time would materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of, whether or not binding on, MLP or any controlled Affiliate of MLP, including by materially restricting the disposition of any business or assets;

(iv) which is a lease or license (whether of real, personal or intangible property) providing for annual rentals or fees of $5,000,000 or more that cannot be terminated by any MLP Group Entity on not more than 60 days’ notice without payment by such MLP Group Entity of any material penalty;

(v) which is an agreement for the purchase of materials, supplies, goods, services, equipment or other assets that in each case both (A) cannot be terminated by any MLP Group Entity on not more than 60 days’ notice without payment by any of MLP Group Entity of any material penalty and (B) involves annual revenues or payments in excess of $10,000,000;

(vi) which is a partnership, joint venture or other similar agreement or arrangement;

(vii) which is a contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) with a purchase price of $10,000,000 or more;

(viii) any contract that relates to any commodity or interest rate swap, cap or collar or other similar hedging or derivate transactions, other than any contract for purchase and sale of commodities and the associated hedging instruments entered into in the ordinary course of business consistent with past practice;

(ix) any contract relating to the gathering, processing, treating, transportation, storage, sale or purchase of natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto (including any operation, operation servicing or maintenance contract) in each case that involves annual revenues or payments in excess of $10,000,000; or

(x) any contract relating to the construction of capital assets or other capital expenditures in each case that involves annual revenues or payments in excess of $10,000,000.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); provided, however, that any indemnity, contribution and exoneration provisions contained in any such MLP Material Agreement may be limited by applicable Law and public policy, each of the MLP Material Agreements (i) constitutes the valid and binding obligation of the applicable MLP Group Entity and, to the Knowledge of the MLP Parties, constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect as of the Execution Date and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not constitute, individually or in the aggregate, an MLP Material Adverse Effect.

(c) There is not, to the Knowledge of any of the MLP Parties, under any MLP Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not constitute, individually or in the aggregate, an MLP Material Adverse Effect.

SECTION 4.10 Legal Proceedings. There are no pending (or, to the Knowledge of the MLP Parties, threatened) Proceedings, with respect to which any MLP Group Entity has been contacted in writing by counsel for the plaintiff or claimant, against or affecting any MLP Group Entity or any of their properties, assets, operations or business and which constitute, individually or in the aggregate, an MLP Material Adverse Effect. Except as would not individually or in the aggregate constitute an MLP Material Adverse Effect, none of the MLP Group Entities is a party or subject to or in default under any Order applicable to it or any of its properties, assets, operations or business.

SECTION 4.11 Environmental Matters. Except as reflected in the MLP Financial Statements, and except for any such matter that individually or in the aggregate would not constitute an MLP Material Adverse Effect:

(a) each of the MLP Group Entities and its assets, real properties and operations are in compliance with all Environmental Law and Environmental Permits;

(b) each of the MLP Group Entities has, as applicable, developed and submitted or obtained and maintained all Environmental Permits necessary for the conduct and operation of its business as currently conducted and operated, and all such Environmental Permits are in full force and effect and to the Knowledge of the MLP Parties, there is no pending or threatened challenge to any Environmental Permit or reason to believe any pending application for any Environmental Permit will not be approved in reasonably acceptable form and substance;

(c) none of the MLP Group Entities has received any written notice from any Person alleging with respect to any of the MLP Group Entities, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit, and to the Knowledge of the MLP Parties, no occurrence or condition exists that would reasonably be expected to result in the receipt of such notice;

(d) there has been no Release of any Hazardous Material at, on, under or from any real properties or facilities as a result of the operations of the MLP Group Entities that has not been remediated as required by any Environmental Law or Environmental Permit or otherwise adequately reserved for in the MLP Financial Statements and to the Knowledge of the MLP Parties, there is no occurrence or condition relating to any such Release that would reasonably be expected to result in any of the MLP Group Entities having liability under any Environmental Law or Environmental Permit; and

(e) the MLP Group Entities have provided or otherwise made available to the Buyer Group Entities true and complete copies of all material written environmental assessment reports that have been prepared by or on behalf of the MLP Group Entities and that are in any of the MLP Group Entities’ possession.

This Section 4.11, and Sections 4.2(b) and 4.2(c), 4.5, 4.9 and 4.13 hereof, constitute the sole and exclusive representation and warranty of the MLP Parties with respect to Environmental Permits, the Release of or exposure to Hazardous Materials and Environmental Law.

SECTION 4.12 Title to Properties and Rights of Way.

(a) Each of the MLP Group Entities has indefeasible title to all material real property and good title to all material tangible personal property owned by such MLP Group Entity, in each case which is material to the business of such MLP Group Entity, free and clear of all Encumbrances except Permitted Encumbrances, except as would not, individually or in the aggregate, constitute an MLP Material Adverse Effect.

(b) Each of the MLP Group Entities owns or has the right to use such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the MLP SEC Reports, except for such rights-of-way the absence of which would not, individually or in the aggregate, result in an MLP Material Adverse Effect. Each such right-of-way is valid and enforceable, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the businesses of the MLP Group Entities, except where the failure of any such right-of-way to be valid or enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not, individually or in the aggregate, result in an MLP Material Adverse Effect. Each of the MLP Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and, to the Knowledge of the MLP Parties, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for any failure to fulfill or perform or any such revocations, terminations and impairments that would not, individually or in the aggregate, result in an MLP Material Adverse Effect; and no such rights-of-way contain any restriction that materially prevents the operation of the businesses of the MLP Group Entities, taken as a whole, and as currently conducted.

(c) There is no pending (or, to the Knowledge of the MLP Parties, threatened) condemnation of any material part of the real property used and necessary for the conduct of the businesses of the MLP Group Entities, as they are presently conducted, by any Governmental Entity or other Person.

SECTION 4.13 Insurance. The MLP Group Entities own, hold, maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts required by applicable Law and customary for the businesses in which they operate. The MLP Group Entities are in compliance with the terms of all insurance policies in all material respects; and there are no material claims by any of the MLP Group Entities under any such insurance policy as to which any insurance company is denying liability or defending under a reservation of rights clause. Except as would not, individually or in the aggregate, constitute an MLP Material Adverse Effect, none of the MLP Group Entities has received any written notice from any insurer or agent of such insurer that such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any insurance policy.

SECTION 4.14 Tax Matters. Except as would not, individually or in the aggregate, constitute an MLP Material Adverse Effect:

(a) each of the MLP Parties and the MLP Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by it;

(b) all Taxes owed by the MLP Parties and the MLP Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full;

(c) there is no Proceeding now pending against any of the MLP Parties or the MLP Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by any MLP Party or its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where any of the MLP Parties or the MLP Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any MLP Party or its Subsidiaries;

(e) except as set forth in Section 4.14(e) of the MLP Disclosure Schedule, none of the MLP Parties or the MLP Subsidiaries has any outstanding request for an extension of time within which to pay Taxes or file Tax Returns;

(f) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from any of the MLP Parties or the MLP Subsidiaries;

(g) each of the MLP Parties and the MLP Subsidiaries has complied in all material respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(h) each of the MLP Parties and the MLP Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code;

(i) except as set forth in Section 4.14(i) of the MLP Disclosure Schedule, none of the MLP Parties or the MLP Subsidiaries has been a member of an Affiliated group filing a consolidated federal income Tax Return and none of the MLP Parties or the MLP Subsidiaries has any liability for the Taxes of any Person (other than an MLP Party or the MLP Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise;

(j) in each tax year since the formation of MLP up to and including the current tax year, at least 90% of the gross income of MLP has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(k) except for Crestwood Midstream Finance Corporation, none of the MLP Group Entities is treated as a corporation for U.S. federal tax purposes.

SECTION 4.15 Employees/Employee Benefits.

(a) (i) Section 4.15(a)(i) of the MLP Disclosure Schedule sets forth a complete and accurate list of each material MLP Employee Benefit Plan and (ii) true, correct and complete copies (or, to the extent no such copy exists, an accurate description thereof) of each such material MLP Employee Benefit Plan and any related documents, including all amendments thereto, have been furnished or made available to Buyer. To the extent applicable, there has also been furnished or made available to Buyer, with respect to each material MLP Employee Benefit Plan, any related trust agreement or other funding instrument, the most recent favorable determination letter from the Internal Revenue Service (or opinion letter, as applicable), the reports on Form 5500 for the immediately preceding year and the attached schedules and the most recent summary plan description and summaries of material modifications thereto, if applicable, with respect to each material MLP Employee Benefit Plan.

(b) Neither MLP nor any company or other entity that is required to be treated as a single employer together with MLP under Sections 414(b), (c), (m) or (o) of the Code has any liability (whether secondary, contingent or otherwise) with respect to an Employee Benefit Plan that (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA; (ii) is a multiemployer plan or a “multiple employer plan” (as such term is defined in Section 413(c) of the Code); or (iii) provides for any post-employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law).

(c) Except as would not constitute, individually or in the aggregate, an MLP Material Adverse Effect:

(i) the MLP Employee Benefit Plans (A) have been established and maintained (in form and in operation) in accordance with their terms and with ERISA, the Code and all other applicable Laws and (B) if intended to be qualified under Section 401(a) of the Code, are so qualified and have received a favorable determination letter as to their qualification, or if such plan is a prototype plan, an opinion or notification letter and nothing has occurred, whether by action or failure to act that could reasonably be expected to cause the loss of such qualification;

(ii) each MLP Group Entity and each entity employing or engaging any current or former MLP Related Employees is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation;

(iii) no event has occurred and no condition exists that would subject an MLP Group Entity either directly or by reason of their affiliation with any company or other entity that is required to be treated as a single employer together with MLP under Sections 414(b), (c), (m) or (o) of the Code to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws;

(iv) all contributions, premium payments and other payments required to be made in connection with each MLP Employee Benefit Plan have been timely made or, if applicable, accrued to the extent required by GAAP;

(v) each MLP Employee Benefit Plan maintained or sponsored by an MLP Group Entity can be unilaterally amended or terminated at any time by an MLP Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan;

(vi) there are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any MLP Group Entity, threatened against, or with respect to, any of the Employee Benefit Plans and no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims; and

(vii) there is no administrative investigation, audit or other administrative proceeding pending (other than routine qualification determination filings) or, to the knowledge of any MLP Group Entity, threatened, with respect to any of the MLP Employee Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) entitle any current or former director or current or former MLP Related Employee to any retirement, severance, change of control, unemployment compensation or any other payment or enhanced or accelerated benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director or MLP Related Employee, or result in any limitation on the right of the MLP Group Entities and their Affiliates to amend, merge, terminate or receive a reversion of assets from any MLP Employee Benefit Plan or related trust, (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to an MLP Group Entity or its Affiliates that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (iv) result in the funding of any “rabbi” or similar trust pursuant to any MLP Employee Benefit Plan. No MLP Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code.

(e) Except as disclosed in Section 4.15(e) of the MLP Disclosure Schedule, no MLP Group Entity or entity employing or engaging MLP Related Employees is a party to, or subject to, or negotiating a collective bargaining agreement or any other contract with a labor union or representative of employees. There is no pending or, to the Knowledge of any MLP Group Entity, threatened strike, walkout or other work stoppage or any union organizing effort by or with respect to any MLP Related Employees, nor has there been any such material strike, walkout or other work stoppage or, to the Knowledge of any MLP Group Entity, union organizing effort within the past five (5) years. There is no unfair labor practice charge pending or, to the Knowledge of any MLP Group Entity, threatened against any MLP Group Entity.

SECTION 4.16 Books and Records. The minute books of MLP General Partner contain true and correct copies of all of the minutes of actions taken at all meetings of the MLP Board or audit committee thereof as of April 17, 2013 and all written consents executed in lieu of such meetings. Complete copies of all such minute books for the fiscal years ended or ending, as applicable, December 31, 2011 and 2012 through April 17, 2013 (excluding any minutes of the MLP Board or any committee thereof relating to (a) the approval or consideration of this Agreement or the transactions contemplated hereby or (b) any other strategic alternative considered by the MLP Board or any committee thereof at any time, including any MLP Takeover Proposal) have been made available to Buyer and its advisors and outside counsel subject to the obligations of the Parties contained in Section 6.2 of this Agreement.

SECTION 4.17 Absence of Certain Changes. Since December 31, 2012 through the Execution Date, (a) no events, changes, effects or developments have occurred that have had or would be reasonably expected to have, individually or in the aggregate, an MLP Material Adverse Effect, and (b) no MLP Group Entity has taken any action which would be in violation of Section 6.1(b)(i), Section 6.1(b)(iii), Section 6.1(viii), Section 6.1(x), Section 6.1(xi), or Section 6.1(xiv) or which would have required the consent of Buyer if taken after the Execution Date.

SECTION 4.18 Regulation. None of the MLP Group Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.19 Intellectual Property. MLP and the MLP Subsidiaries own or have the right to use all other Intellectual Property necessary for the operation of the businesses of each of MLP and the MLP Subsidiaries as presently conducted (collectively, the “MLP Intellectual Property”), free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, constitute an MLP Material Adverse Effect. To the Knowledge of the MLP Parties, (i) the use of the MLP Intellectual Property by MLP and the MLP Subsidiaries and the operation of the business of each of MLP and the MLP Subsidiaries as presently conducted does not infringe or misappropriate any Intellectual Property of any other Person; (ii) no Person is infringing or misappropriating the Intellectual Property of MLP and the MLP Subsidiaries; and (iii) MLP and the MLP Subsidiaries reasonably protect the operation and security of their material software and systems (and the data therein) and there have been no breaches or outages of same, except, in each case, for such matters that would not constitute, individually or in the aggregate, an MLP Material Adverse Effect.

SECTION 4.20 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by the MLP Parties of their obligations under this Agreement.

SECTION 4.21 Opinion of Financial Advisor. The MLP Conflicts Committee has received the opinion of the MLP Conflicts Committee Financial Advisor, dated the Execution Date, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the Holders of MLP Units (other than MLP General Partner, CW Gas Holdings and their respective Affiliates) (the “MLP Fairness Opinion”). MLP has been authorized by the MLP Conflicts Committee Financial Advisor to permit the inclusion of the MLP Fairness Opinion and, with the prior consent of the MLP Conflicts Committee Financial Advisor as required by the engagement letter between the MLP Conflicts Committee Financial Advisor and MLP, references thereto in the Proxy Statement.

SECTION 4.22 Approvals.

(a) MLP General Partner has approved this Agreement, the Merger and the other transactions contemplated by this Agreement (the “MLP Merger Transactions”) as required by applicable Law and the MLP Partnership Agreement. The MLP Board, at a

meeting duly called and held, has by unanimous vote of the members of the MLP Board present, has (a) determined that this Agreement and the MLP Merger Transactions are advisable, fair to and in the best interests of MLP and the MLP Unitholders; (b) approved this Agreement and the MLP Merger Transactions; (c) directed that this Agreement be submitted to the MLP Unitholders for adoption; and (d) recommended that this Agreement be adopted by the MLP Unitholders.

(b) The MLP Conflicts Committee, at a meeting duly called and held, has by unanimous vote approved this Agreement and the Merger by “Special Approval” (as such term is defined by the MLP Partnership Agreement).

SECTION 4.23 Brokers’ Fees. Except for the fees and expenses payable to the MLP Financial Advisor and the MLP Conflicts Committee Financial Advisor (which amounts have been disclosed to Buyer prior to the Execution Date), none of the MLP Group Entities, nor any of their respective officers or directors has employed any broker, finder or other Person or incurred any liability on behalf of any MLP Group Entity, any Buyer Group Entity or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 4.24 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE MLP PARTIES ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MLP UNITS OR THE BUSINESS, ASSETS OR LIABILITIES OF ANY MLP GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as disclosed in the Buyer SEC Reports (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, to the extent that they are cautionary, predictive or forward-looking in nature) filed prior to the Execution Date or as set forth in a section of the Buyer Disclosure Schedule corresponding to the applicable Sections of this Article V to which such disclosure applies (provided that any information set forth in one section of the Buyer Disclosure Schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face, except that no such information shall be deemed to apply, and no disclosure in the Buyer SEC reports shall be deemed to be an exception, to Section 5.2(a), Section 5.3(a), Section 5.3(b) or Section 5.17(a)), the Buyer Parties hereby represent and warrant, jointly and severally, to the MLP Parties that:

SECTION 5.1 Organization; Qualification.

(a) Each of the Buyer Group Entities is a limited partnership, limited liability company, corporation or otherwise duly organized, validly existing and in good standing under the law of its jurisdiction of organization. Each of the Buyer Group Entities has all requisite partnership, limited liability company, corporate or other power and authority, as the case may be, to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to be organized, validly existing or to have such power or authority, individually or in the aggregate, does not constitute a Buyer Material Adverse Effect.

(b) Section 5.1(b) of the Buyer Disclosure Schedule sets forth, as of the Execution Date, a true and complete list of the Buyer Group Entities, together with (i) the legal nature of each such Person, (ii) the jurisdiction of organization or formation of such Person, (iii) the name of the Buyer Group Entity that owns directly or of record any equity or similar interest in such Person and (iv) the interest (expressed in a percentage or other amount) owned by such Buyer Group Entity in such Person. Each of the Buyer Group Entities is duly qualified and in good standing to do business as a foreign limited partnership, limited liability company, corporation or otherwise, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, does not constitute a Buyer Material Adverse Effect.

(c) Each of the Buyer Parties has heretofore made available to MLP complete and correct copies of its Governing Documents, in each case as amended to the Execution Date, and such Governing Documents are in full force and effect.

SECTION 5.2 Authority; No Violation; Consents and Approvals.

(a) Each of the Buyer Parties has all requisite limited liability company or partnership power and authority, as applicable, to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or partnership action, as applicable, on the part of such Buyer Party, and no other limited liability company or partnership proceedings are necessary to consummate the transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by Delaware law). This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery hereof by the Other Parties, constitutes a legal, valid and binding agreement of each Buyer Party, enforceable against such Buyer Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law)).

(b) After giving effect to the transactions contemplated by the documents referred to in Section 5.2(b) of the Buyer Disclosure Schedule, neither the execution and delivery by the Buyer Parties of this Agreement, nor the consummation by the Buyer Parties of the transactions contemplated hereby, nor compliance by the Buyer Parties with any of the terms or provisions of this Agreement, will (i) violate any provision of the Governing Documents of any of the Buyer Group Entities; (ii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement, permit, franchise, note, indenture, bond, mortgage, lease or instrument to which any of the Buyer Group Entities is a party or by or to which any of their properties are bound; (iii) result in the creation of an Encumbrance, other than Permitted Encumbrances, upon or require the sale or give any Person the right to acquire any of the assets of any of the Buyer Group Entities, or restrict, hinder, impair or limit the ability of any of the Buyer Group Entities to carry on its business as and where it is now being carried on; or (iv) violate any Law applicable to the Buyer Group Entities, except for matters described in clauses (ii), (iii) or (iv) that do not, individually or in the aggregate, constitute a Buyer Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by any Buyer Group Entity in connection with the execution and delivery of this Agreement by the Buyer Parties or the consummation by the Buyer Parties of the transactions contemplated by this Agreement, except for: (i) the filing with the SEC of (A) the Registration Statement and (B) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) filings with the NYSE; (iii) any filings, consents, authorizations, approvals or exemptions in connection with compliance with the rules of the NYSE; (iv) such filings, consents, authorizations, approvals or exemptions as may be required by any applicable state securities or “blue sky” or takeover laws; and (v) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make do not constitute, individually or in the aggregate, a Buyer Material Adverse Effect.

SECTION 5.3 Capitalization.

(a) Buyer General Partner is the sole general partner of Buyer. Buyer General Partner is the sole record and beneficial owner of the non-economic general partner interest in Buyer, and such general partner interest has been duly authorized and validly issued in accordance with applicable Law and the Buyer Partnership Agreement. Buyer General Partner owns such general partner interest free and clear of any Encumbrances, except for Encumbrances (i) contained in the Governing Documents of Buyer and Buyer General Partner; (ii) Encumbrances required under the NRGY Credit Agreement; and (iii) under the DLLCA or applicable securities Law. Inergy Midstream Holdings, L.P. is the sole record and beneficial owner of the membership interests in Buyer General Partner and the Buyer Incentive Distribution Rights, and such membership interests and Buyer Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the Governing Documents of Buyer General Partner and Buyer. Inergy Midstream Holdings, L.P. owns such membership interests and Buyer Incentive Distribution Rights free and clear of any Encumbrances, except for

Encumbrances (i) contained in the Governing Documents of Buyer and Buyer General Partner; (ii) Encumbrances required under the NRGY Credit Agreement; and (iii) under the DRULPA or applicable securities Law. Inergy, L.P. is the sole record and beneficial owner of the limited partner interests in Inergy Midstream Holdings, L.P. and such limited partner interests have been duly authorized and validly issued in accordance with applicable Law and the agreement of limited partnership of Inergy Midstream Holdings, L.P. Inergy, L.P. owns such limited partner interests free and clear of any Encumbrances, except for Encumbrances (i) contained in the Governing Documents of Inergy Midstream Holdings, L.P.; (ii) Encumbrances required under the Buyer Credit Agreement; and (iii) under the DRULPA or applicable securities Law. Merger Sub has no assets or liabilities and was formed solely for the purposes of consummating the transactions contemplated hereby.

(b) As of the Execution Date, Buyer has no partnership or other equity interests issued and outstanding other than the following:

(i) 85,515,730 Buyer Common Units (excluding any Buyer Restricted Common Units);

(ii) the Buyer Incentive Distribution Rights;

(iii) 427,334 Buyer Restricted Common Units;

(iv) the Buyer General Partner Interest.

Each of the outstanding Buyer Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Law and the Buyer Partnership Agreement, and are fully paid (to the extent required under the Buyer Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-607 and 17-804 of DRULPA). Such Buyer Common Units were not issued in violation of any pre-emptive or similar rights. Except as set forth in this Section 5.3 and in Section 5.3(b) of the Buyer Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the Buyer Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Buyer Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Buyer Group Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the Buyer Group Entities or any other Person, and none of the Buyer Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are no outstanding equity appreciation rights, phantom equity or similar rights based on the value of the equity, book value, income or any other attribute of any of the Buyer Group Entities; (iv) there are no outstanding bonds, debentures or other evidences of indebtedness of any of the Buyer Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities of any Buyer Group Entity or securities having the right to vote) with the Holders of the Buyer Common Units on any matter; and (v) except as described in the Buyer Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Law or other arrangements or commitments to which any of the Buyer Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Buyer Group Entities.

(c) Other than with respect to the Buyer Group Entities, the Buyer does not own, beneficially, directly or indirectly, any equity securities or similar interests of any Person. All of the outstanding shares of capital stock or other equity interests of each Buyer Subsidiary (i) have been duly authorized and validly issued, (ii) except as provided in the applicable Governing Documents and for Permitted Encumbrances, are owned, directly or indirectly, by Buyer free and clear of any Encumbrances and (iii) in the case of corporations, are fully paid and non-assessable.

(d) Except with respect to the ownership of any equity or long-term debt securities between or among the Buyer Group Entities, none of the Buyer Group Entities owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

SECTION 5.4 Financial Statements. The historical financial statements of Buyer included in the Buyer SEC Reports, including all related notes and schedules (the “Buyer Financial Statements”): (i) comply as to form in all material respects with the Securities Act, Exchange Act and applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in partners’ equity of the entities to which such Buyer Financial Statements relate for the periods indicated; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of interim financial statements, to normal year-end adjustments.

SECTION 5.5 Absence of Undisclosed Liabilities.

(a) Neither Buyer nor any of the Buyer Subsidiaries has any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of Buyer or in the notes thereto, in each case prepared in conformity with GAAP, and which is not shown or reserved against on the Buyer Financial Statements, other than

(i) liabilities incurred or accrued in the ordinary course of business consistent with past practice since September 30, 2012, including liens for current Taxes and assessments not in default;

(ii) liabilities of Buyer or any of the Buyer Subsidiaries that, individually or in the aggregate, are not material to the Buyer Group Entities, taken as a whole; or

(iii) liabilities that have been discharged or paid in full prior to the Execution Date.

(b) Neither Buyer nor any of the Buyer Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Buyer and any of the Buyer Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer in Buyer’s published financial statements or any Buyer SEC Reports.

SECTION 5.6 Buyer SEC Reports and Internal Controls.

(a) Since September 30, 2010, all reports (except for the Proxy Statement/Prospectus, which is addressed in Section 5.7), including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by Buyer with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act (the “Buyer SEC Reports”), have been timely filed or furnished in accordance with the rules and regulations of the SEC. All such Buyer SEC Reports (i) complied as to form in all material respects in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the Buyer SEC Reports. To the Knowledge of Buyer, none of the Buyer SEC Reports is the subject of ongoing SEC review or investigation.

(b) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer’s management has completed its assessment of the effectiveness of Buyer’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended September 30, 2012, and such assessment concluded that such controls were effective. To Buyer’s Knowledge, it has disclosed, based on its most recent evaluations, to Buyer’s outside auditors and the audit committee of the Buyer Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal controls over financial reporting.

SECTION 5.7 Information Supplied. None of the information to be supplied by the Buyer Group Entities for inclusion in (a) the Proxy Statement/Prospectus to be filed with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to MLP Unitholders, at the time of the MLP Unitholders’ Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5.8 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 5.14), Environmental Law (which is provided for in Section 5.11) and employee benefit matters (which are provided for in Section 5.15), each of the Buyer Group Entities is in compliance with all, and is not in default under or in violation of, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect. No Buyer Group Entity has received any written communication within the past two years from a Governmental Entity that alleges that any Buyer Group Entity is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not constitute, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The Buyer Group Entities are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “Buyer Permits”), except where the failure to be in possession of such Buyer Permits would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect. None of the Buyer Group Entities in default or violation of any of the Buyer Permits, except for any such defaults or violations that would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect. No suspension or cancellation of any of the Buyer Permits is pending or, to the Knowledge of Buyer, threatened, except where such suspension or cancellation would not constitute, individually or in the aggregate, a Buyer Material Adverse Effect. As of the Execution Date, to the Knowledge of Buyer, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Buyer Group Entities under, any Buyer Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew or extend any Buyer Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not constitute, individually or in the aggregate, a Buyer Material Adverse Effect.

SECTION 5.9 Material Contracts.

(a) Except for those agreements filed as exhibits to the Buyer SEC Reports and those agreements set forth on Section 5.9(a) of the Buyer Disclosure Schedule (collectively, the “Buyer Material Agreements”), none of the Buyer Group Entities is a party to, or is bound by, any agreements, contracts or commitments (whether written or oral):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000;

(iii) which contains any provision that prior to or following the Effective Time would materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of, whether or not binding on, Buyer or any controlled Affiliate of Buyer, including by materially restricting the disposition of any business or assets;

(iv) which is a lease or license (whether of real, personal or intangible property) providing for annual rentals or fees of $2,000,000 or more that cannot be terminated by any Buyer Group Entity on not more than 60 days’ notice without payment by such Buyer Group Entity of any material penalty;

(v) which is an agreement for the purchase of materials, supplies, goods, services, equipment or other assets that in each case both (A) cannot be terminated by any Buyer Group Entity on not more than 60 days’ notice without payment by any of Buyer Group Entity of any material penalty and (B) involves annual revenues or payments in excess of $10,000,000;

(vi) which is a partnership, joint venture or other similar agreement or arrangement;

(vii) which is a contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) with a purchase price of $10,000,000 or more;

(viii) any contract that relates to any commodity or interest rate swap, cap or collar or other similar hedging or derivate transactions, other than any contract for purchase and sale of commodities and the associated hedging instruments entered into in the ordinary course of business consistent with past practice;

(ix) any contract relating to the gathering, processing, treating, transportation, storage, sale or purchase of natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto (including any operation, operation servicing or maintenance contract) in each case that involves annual revenues or payments in excess of $10,000,000; or

(x) any contract relating to the construction of capital assets or other capital expenditures in each case that involves annual revenues or payments in excess of $10,000,000.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); provided, however, that any indemnity, contribution and exoneration provisions contained in any such Buyer Material Agreement may be limited by applicable Law and public policy, each of the Buyer Material Agreements (i) constitutes the valid and binding obligation of the applicable Buyer Group Entity and, to the knowledge of the Buyer Parties, constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect as of the Execution Date, and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not constitute, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) There is not, to the Knowledge of any of the Buyer Parties, under any Buyer Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not constitute, individually or in the aggregate, a Buyer Material Adverse Effect.

SECTION 5.10 Legal Proceedings. There are no pending (or to the Knowledge of the Buyer Parties, threatened) Proceedings, with respect to which any Buyer Group Entity has been contacted in writing by counsel for the plaintiff or claimant, against or affecting any Buyer Group Entity or any of their properties, assets, operations or business and which constitute, individually or in the aggregate, a Buyer Material Adverse Effect. Except as would not individually constitute a Buyer Material Adverse Effect, none of the Buyer Group Entities is a party or subject to or in default under any Order applicable to it or any of its properties, assets, operations or business.

SECTION 5.11 Environmental Matters. Except as reflected in the Buyer Financial Statements, and except for any such matter that individually or in the aggregate would not constitute a Buyer Material Adverse Effect:

(a) each of the Buyer Group Entities and its assets, real properties and operations are in compliance with all Environmental Law and Environmental Permits;

(b) each of the Buyer Group Entities has, as applicable, developed and submitted or obtained and maintained all Environmental Permits necessary for the conduct and operation of its business as currently conducted and operated, and all such Environmental Permits are in full force and effect and to the Knowledge of the Buyer Parties, there is no pending or threatened challenge to any Environmental Permit or reason to believe any pending application for any Environmental Permit will not be approved in reasonably acceptable form and substance;

(c) none of the Buyer Group Entities has received any written notice from any Person alleging, with respect to any of the Buyer Group Entities, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit, and to the Knowledge of the Buyer Parties, no occurrence or condition exists that would reasonably be expected to result in the receipt of such notice;

(d) there has been no Release of any Hazardous Material at, on, under or from any real properties or facilities as a result of the operations of the Buyer Group Entities that has not been remediated as required by any Environmental Law or Environmental Permit or otherwise adequately reserved for in the Buyer Financial Statements and to the Knowledge of the Buyer Parties, there is no occurrence or condition relating to any such Release that would reasonably be expected to result in any of the Buyer Group Entities having liability under any Environmental Law or Environmental Permit; and

(e) the Buyer Group Entities have provided or otherwise made available to the MLP Group Entities true and complete copies of all material written environmental assessment reports that have been prepared by or on behalf of the Buyer Group Entities and that are in any of the Buyer Group Entities’ possession.

This Section 5.11, and Sections 5.2(b) and 5.2(c), 5.5, 5.9 and 5.13 hereof, constitute the sole and exclusive representation and warranty of the Buyer Parties with respect to Environmental Permits, the Release of or exposure to Hazardous Materials and Environmental Law.

SECTION 5.12 Title to Properties and Rights of Way.

(a) Each of the Buyer Group Entities has indefeasible title to all material real property and good title to all material tangible personal property owned by such Buyer Group Entity, in each case which is material to the business of such Buyer Group Entity, free and clear of all Encumbrances except Permitted Encumbrances except as would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect.

(b) Each of the Buyer Group Entities owns or has the right to use such rights-of-way as are necessary to conduct its business in the manner described in the Buyer SEC Reports, except for such rights-of-way the absence of which would not, individually or in the aggregate, result in a Buyer Material Adverse Effect. Each such right-of-way is valid and enforceable, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the businesses of the Buyer Group Entities, except where the failure of any such right-of-way to be valid or enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not, individually or in the aggregate, result in an Buyer Material Adverse Effect. Each of the Buyer Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and, to the knowledge of the Buyer Parties, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except any failure to fulfill or perform any for such revocations, terminations and impairments that would not, individually or in the aggregate, result in a Buyer Material Adverse Effect; and no such rights-of-way contain any restriction that materially prevents the operation of the businesses of the Buyer Group Entities, taken as a whole, and as currently conducted.

(c) There is no pending (or, to the Knowledge of the Buyer Parties, threatened) condemnation of any material part of the real property used and necessary for the conduct of the businesses of the Buyer Group Entities, as they are presently conducted, by any Governmental Entity or other Person.

SECTION 5.13 Insurance. The Buyer Group Entities own, hold, maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts required by applicable Law and customary for the businesses in which they operate. The Buyer Group Entities are in compliance with the terms of all insurance policies in all material respects; and there are no material claims by any of the Buyer Group Entities under any such insurance policy as to which any insurance company is denying liability or defending under a reservation of rights clause. Except as would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect, none of the Buyer Group Entities has received any written notice from any insurer or agent of such insurer that such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any insurance policy.

SECTION 5.14 Tax Matters. Except as would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect:

(a) each of the Buyer Parties and the Buyer Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by it;

(b) all Taxes owed by the Buyer Parties and the Buyer Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full;

(c) there is no Proceeding now pending against any of the Buyer Parties or the Buyer Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by any Buyer Party or its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where any of the Buyer Parties or the Buyer Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Buyer Party or its Subsidiaries;

(e) none of the Buyer Parties or the Buyer Subsidiaries has any outstanding request for an extension of time within which to pay Taxes or file Tax Returns;

(f) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from any of the Buyer Parties or the Buyer Subsidiaries;

(g) each of the Buyer Parties and the Buyer Subsidiaries has complied in all material respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(h) each of the Buyer Parties and the Buyer Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code;

(i) none of the Buyer Parties or the Buyer Subsidiaries has been a member of an Affiliated group filing a consolidated federal income Tax Return and none of the Buyer Parties or the Buyer Subsidiaries has any liability for the Taxes of any Person (other than a Buyer Party or the Buyer Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise;

(j) in each tax year since the formation of Buyer up to and including the current tax year, at least 90% of the gross income of Buyer has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(k) none of the Buyer Group Entities is treated as a corporation for U.S. federal tax purposes.

SECTION 5.15 Employees/Employee Benefits.

(a) (i) Section 5.15(a)(i) of the Buyer Disclosure Schedule sets forth a complete and accurate list of each material Buyer Employee Benefit Plan and (ii) true, correct and complete copies (or, to the extent no such copy exists, an accurate description thereof) of each such material Buyer Employee Benefit Plan and any related documents, including all amendments thereto, have been furnished or made available to MLP. To the extent applicable, there has also been furnished or made available to MLP, with respect to each material Buyer Employee Benefit Plan, any related trust agreement or other funding instrument, the most recent favorable determination letter from the Internal Revenue Service (or opinion letter, as applicable), the reports on Form 5500 for the immediately preceding year and the attached schedules and the most recent summary plan description and summaries of material modifications thereto, if applicable, with respect to each material Buyer Employee Benefit Plan.

(b) Neither Buyer nor any company or other entity that is required to be treated as a single employer together with Buyer under Sections 414(b), (c), (m) or (o) of the Code has any liability (whether secondary, contingent or otherwise) with respect to an Employee Benefit Plan that (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA; (ii) is a multiemployer plan or a “multiple employer plan” (as such term is defined in Section 413(c) of the Code); or (iii) provides for any post-employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law).

(c) Except as would not constitute, individually or in the aggregate, a Buyer Material Adverse Effect:

(i) the Buyer Employee Benefit Plans (A) have been established and maintained (in form and in operation) in accordance with their terms and with ERISA, the Code and all other applicable Laws and (B) if intended to be qualified under Section 401(a) of the Code, are so qualified and have received a favorable determination letter as to their qualification, or if such plan is a prototype plan, an opinion or notification letter and nothing has occurred, whether by action or failure to act that could reasonably be expected to cause the loss of such qualification;

(ii) each Buyer Group Entity and each entity employing or engaging any current or former Buyer Related Employees is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation;

(iii) no event has occurred and no condition exists that would subject a Buyer Group Entity either directly or by reason of their affiliation with any company or other entity that is required to be treated as a single employer together with Buyer under Sections 414(b), (c), (m) or (o) of the Code to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws;

(iv) all contributions, premium payments and other payments required to be made in connection with each Buyer Employee Benefit Plan have been timely made or, if applicable, accrued to the extent required by GAAP;

(v) each Buyer Employee Benefit Plan maintained or sponsored by a Buyer Group Entity can be unilaterally amended or terminated at any time by a Buyer Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan;

(vi) there are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any Buyer Group Entity, threatened against, or with respect to, any of the Employee Benefit Plans and no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims; and

(vii) there is no administrative investigation, audit or other administrative proceeding pending (other than routine qualification determination filings) or, to the knowledge of any Buyer Group Entity, threatened, with respect to any of the Buyer Employee Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) entitle any current or former director or current or former Buyer Related Employee to any retirement, severance, change of control, unemployment compensation or any other payment or enhanced or accelerated benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director or Buyer Related Employee, or result in any limitation on the right of the Buyer Group Entities and their Affiliates to amend, merge, terminate or receive a reversion of assets from any Buyer Employee Benefit Plan or related trust, (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to a

Buyer Group Entity or its Affiliates that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (iv) result in the funding of any “rabbi” or similar trust pursuant to any Buyer Employee Benefit Plan. No Buyer Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code.

(e) Except as disclosed in Section 5.15(e) of the Buyer Disclosure Schedule, no Buyer Group Entity or entity employing or engaging Buyer Related Employees is a party to, or subject to, or negotiating a collective bargaining agreement or any other contract with a labor union or representative of employees. There is no pending or, to the Knowledge of any Buyer Group Entity, threatened strike, walkout or other work stoppage or any union organizing effort by or with respect to any Buyer Related Employees, nor has there been any such material strike, walkout or other work stoppage or, to the Knowledge of any Buyer Group Entity, union organizing effort within the past five (5) years. There is no unfair labor practice charge pending or, to the Knowledge of any Buyer Group Entity, threatened against any Buyer Group Entity or entity employing Buyer Related Employees.

SECTION 5.16 Books and Records. The minute books of Buyer General Partner contain true and correct copies of all of the minutes of actions taken at all meetings of the Buyer Board or audit committee thereof as of January 24, 2013 and all written consents executed in lieu of such meetings. Complete copies of all such minute books for the fiscal years ended or ending, as applicable, September 30, 2011 and 2012 through January 24, 2013 (excluding any minutes of the Buyer Board or any committee thereof relating to (a) the approval or consideration of this Agreement or the transactions contemplated hereby or (b) any other strategic alternative considered by the Buyer Board or any committee thereof at any time) have been made available to MLP and its advisors and outside counsel subject to the obligations of the Parties contained in Section 6.2 of this Agreement.

SECTION 5.17 Absence of Certain Changes. Since September 30, 2012 through the Execution Date, (a) no events, changes, effects or developments have occurred that have had or would be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and (b) no Buyer Group Entity has taken any action which would be in violation of has taken any action which would be in violation of Section 6.1(b)(i), Section 6.1(b)(iii), Section 6.1(viii), Section 6.1(x), Section 6.1(xi), or Section 6.1(xiv) or which would have required the consent of MLP if taken after the Execution Date.

SECTION 5.18 Regulation. None of the Buyer Group Entities is, nor will any of the Buyer Group Entities be following the consummation of the Merger, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.19 Intellectual Property. Buyer and the Buyer Subsidiaries own or have the right to use all other Intellectual Property necessary for the operation of the businesses of each of Buyer and the Buyer Subsidiaries as presently conducted (collectively, the “Buyer Intellectual Property”), free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect. To the Knowledge of the Buyer Parties, (i) the use of the Buyer Intellectual Property by Buyer and the Buyer Subsidiaries and the operation of the business of each of Buyer and the Buyer Subsidiaries as presently conducted does not infringe or misappropriate any Intellectual Property of any other Person; (ii) no Person is infringing or misappropriating the Intellectual Property of Buyer and the Buyer Subsidiaries; and (iii) the Buyer and Buyer Subsidiaries reasonably protect the operation and security of their material software and systems (and the data therein) and there have been no breaches or outages of same, except for such matters that would not constitute, individually or in the aggregate, a Buyer Material Adverse Effect.

SECTION 5.20 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by the Buyer Parties of their obligations under this Agreement.

SECTION 5.21 Opinion of Financial Advisor. The Buyer Special Committee has received the opinion of the Buyer Special Committee Financial Advisor, dated the Execution Date, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations and other matters set forth therein, the payment by Buyer of the Merger Consideration, together with the CW Holder Merger Consideration, pursuant to this Agreement is fair, from a financial point of view, to the Holders of Buyer Common Units (other than Buyer General Partner, Affiliates of Buyer General Partner, MLP, and Affiliates of MLP).

SECTION 5.22 Approvals.

(a) Buyer General Partner has approved this Agreement and the Merger, the issuance of New Buyer Common Units (the “Buyer Unit Issuance”) and the other transactions contemplated by this Agreement (the “Buyer Merger Transactions”) as required by applicable Law and the Buyer Partnership Agreement. The Buyer Board, at a meeting duly called and held, has by vote of the members of the Buyer Board, (i) determined that this Agreement and the Buyer Merger Transactions are in the best interests of Buyer; and (ii) approved this Agreement and the Buyer Merger Transactions. The Buyer Special Committee, at a meeting duly called and held, has by unanimous vote approved this Agreement and the Merger.

(b) NRGY General Partner has approved this Agreement. The NRGY Special Committee, at a meeting duly called and held, has by unanimous vote approved this Agreement and the transactions contemplated hereby.

SECTION 5.23 Brokers’ Fees. Except for the fees and expenses payable to the Buyer Financial Advisor and the Buyer Special Committee Financial Advisor (which amounts have been disclosed to MLP prior to the Execution Date), none of the Buyer Group Entities, nor any of their respective officers or directors has employed any broker, finder or other Person or incurred any liability on behalf of any MLP Group Entity, any Buyer Group Entity or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 5.24 Commitment Letters. Buyer has, and will have at Closing, sufficient cash to pay the Cash Consideration. Buyer has delivered prior to the Execution Date to the MLP Parties true and complete copies of (a) the debt commitment letter, dated as of the date hereof, among Buyer, Citigroup Global Markets Inc. and Bank of America N.A., providing for a commitment to refinance the MLP Credit Agreements and the Buyer Credit Agreement (the “Debt Refinancing”) (such letter, including all exhibits, schedules, annexes and amendments thereof in effect as of the Execution Date, the “Refinancing Commitment Letter”); and (b) the debt commitment letter, dated as of the date hereof, among Buyer, Citigroup Global Markets Inc. and Bank of America N.A., providing for a commitment to finance any required repurchase of the Buyer Notes (the “Repurchase Financing”; and together with the Debt Refinancing, the “Debt Financing”) (such letter, including all exhibits, schedules, annexes and amendments thereof in effect as of the Execution Date, the “Repurchase Commitment Letter” and, together with the Refinancing Commitment Letter, the “Commitment Letters”). The Commitment Letters have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitute a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law)), and, to the Knowledge of the Buyer Parties, are not subject to any conditions precedent related to or other contingencies (including pursuant to any “flex” provisions other than the “flex” provisions contained in the “Fee Letter” as defined in the Commitment Letters) to the funding of the full amounts contemplated thereby that are not set forth in the copies of the Commitment Letters. The Commitment Letters have not been amended or modified prior to the Execution Date and the respective commitments contained in the Commitment Letters have not been reduced, withdrawn or rescinded prior to the Execution Date. As of the Execution Date, the Buyer Parties are not aware of any event that has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by Buyer under any term or condition of the Commitment Letters, and, as of the Execution Date, the Buyer Parties have no reason to believe that Buyer or any other party thereto will be unable to satisfy on a timely basis any of the conditions to the Debt Financing to be satisfied pursuant to the Commitment Letters. Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Commitment Letters to be paid by the Execution Date.

SECTION 5.25 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, THE BUYER PARTIES ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE BUYER COMMON UNITS OR THE BUSINESS, ASSETS OR LIABILITIES OF ANY BUYER GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE VI

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

SECTION 6.1 Conduct of Business. Except (i) as otherwise expressly contemplated by this Agreement, the MLP GP Contribution Agreement, or the NRGY GP Purchase Agreement, (ii) as otherwise required by Law, Environmental Law, Environmental Permit or ERISA or (iii) as set forth in Section 6.1 of the MLP Disclosure Schedule or in Section 6.1 of the Buyer Disclosure Schedule, without the prior written consent of the Other Parties (which consent shall not be unreasonably withheld, delayed or conditioned), each Party Group agrees that from the Execution Date through the Closing Date:

(a) Ordinary Course. Each Party Group, with respect to the business of its Consolidated Group, shall, except as permitted under this Section 6.1, (i) conduct the business of such Consolidated Group in the ordinary course in all material respects consistent with past practices, (ii) use its reasonable best efforts to maintain and preserve intact the present business organizations and material rights and franchises of such Consolidated Group, to keep available the services of the current MLP Related Employees or the current Buyer Related Employees, as applicable, and the current officers and employees of such Consolidated Group, and to maintain and preserve the material relationships of such Consolidated Group with customers, suppliers and others having business dealings with them, and (iii) maintain and keep the material properties and assets of such Consolidated Group in as good repair and condition, including any material insurance coverage thereon, as at the Execution Date, subject to ordinary wear and tear.

(b) Certain Covenants. Without limiting the generality of Section 6.1(a) and except (i) as otherwise expressly contemplated by this Agreement, (ii) as otherwise required by Law, Environmental Law, Environmental Permit or ERISA or (iii) as set forth in Section 6.1 of the MLP Disclosure Schedule or in Section 6.1 of the Buyer Disclosure Schedule, each Party Group shall not, and agrees that it shall cause its respective Consolidated Group not to:

(i) make any change in its Governing Documents, other than changes to the Governing Documents of a member of a Consolidated Group that is not an MLP Party or a Buyer Party that would not be adverse to the Other Parties or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger;

(ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities (other than (A) issuances pursuant to outstanding options, restricted units and phantom unit awards in existence on the Execution Date, in each case, under the MLP Unit Plan or the Buyer Unit Plan, as applicable; (B) grants pursuant to the MLP Unit Plan or the Buyer Unit Plan, as applicable, of restricted units, phantom units or unit options to current employees in the ordinary course of business, consistent with past practice or to newly-hired employees consistent with past practice); and (C) in connection with a distribution permitted by clause (iii)(B);

(iii) except for (A) distributions to the Holders of MLP Units of no more than $0.51 per MLP Common Unit or MLP Class D Unit per quarter plus the proportionate distribution on the general partner interest in MLP and payments under the MLP Incentive Distribution Rights in accordance with the MLP Partnership Agreement, (B) distributions of additional MLP Class D Units issued in kind to the Holders of MLP Class D Units and the holder of the MLP Incentive Distribution Rights in accordance with the MLP Partnership Agreement, (C) distributions to the Holders of Buyer Common Units of no more than $0.40 per Buyer Common Unit per quarter, plus payments under the Buyer Incentive Distribution Rights in accordance with the Buyer Partnership Agreement and (D) any distributions from a wholly owned Subsidiary of MLP to MLP or another wholly owned Subsidiary of MLP, or from a wholly owned Subsidiary of the Buyer to the Buyer or to another wholly owned Subsidiary of the Buyer, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities;

(iv) merge into or consolidate with or sell all or substantially all of their assets to any other Person (other than (A) mergers among wholly owned Subsidiaries of the same Person, (B) mergers between an MLP Party and its wholly owned Subsidiaries, (C) mergers between a Buyer Party and its wholly owned Subsidiaries or (D) as permitted by clause (v), in each case as would not reasonably be expected to prevent or materially delay or impede the consummation of the Merger and the other transactions contemplated hereby);

(v) acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any Person, or acquire any interest in or contribute any assets to any partnership or joint venture, purchase any securities of or make any investment in any Person or enter into any similar arrangement, for consideration in excess of, in the case of MLP Group Entities, $20 million in the aggregate, or, in the case of Buyer Group Entities, in excess of $20 million in the aggregate;

(vi) except as permitted by exclusions under other clauses of this Section 6.1(b), (i) enter into any contract or agreement that would be an MLP Material Agreement or Buyer Material Agreement, as applicable, if such contract or agreement were in effect as of the

Execution Date other than in the ordinary course of business consistent with past practice (it being understood that, without limiting other circumstances that may not be considered ordinary course of business consistent with past practice, entry into any such contract or amendment will not be considered in the ordinary course of business consistent with past practice if such contract or agreement (A) would reasonably be expected to impair in any material respect the ability of the Party Groups to conduct their respective businesses after the Closing Date in the same manner as currently conducted or (B) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger) or (ii) terminate or amend in any material respect any MLP Material Agreement or Buyer Material Agreement or waive any material rights under any MLP Material Agreement or Buyer Material Agreement to which it is a party;

(vii) except as contemplated by Section 6.16 and Section 6.17, incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, other than borrowings in the ordinary course of business by MLP under the MLP Credit Agreements or by Buyer under the Buyer Credit Agreement;

(viii) sell, assign, transfer, abandon, lease or otherwise dispose of any material portion of its assets or properties, other than any sale, assignment, transfer, abandonment, lease or disposition in the ordinary course of business or as set forth in Section 6.1(b)(viii) of the MLP Disclosure Schedule and Section 6.1(b)(viii) of the Buyer Disclosure Schedule;

(ix) except as set forth in Section 6.1(b)(ix) of the MLP Disclosure Schedule or in Section 6.1(b)(ix) of the Buyer Disclosure Schedule or as required on an emergency basis or for the safety of Persons or the environment, make any capital expenditure in excess of $50 million in the aggregate, in the case of MLP Group Entities, and $50 million in the aggregate, in the case of Buyer Group Entities (other than as permitted by clause (v));

(x) make any material change in its Tax accounting methods, principles or elections;

(xi) make any material change to its financial reporting and accounting methods other than as required by a change in GAAP;

(xii) except (A) as set forth in Section 6.1(b)(xii) of the MLP Disclosure Schedule or in Section 6.1(b)(xii) of the Buyer Disclosure Schedule, as applicable; (B) as may be required by (1) any MLP Employee Benefit Plan set forth on Section 4.15(a)(i) of the MLP Disclosure Schedule or (2) any Buyer Employee Benefit Plan set forth on Section 5.15(a)(i) of the Buyer Disclosure Schedule, as applicable; or (C) as may be required by applicable Law, (w) grant any increases in the compensation of any MLP Related Employee or Buyer Related Employee, as applicable, except for increases in salary or wages to non-management MLP Related Employees or Buyer Related Employees, as applicable, in the ordinary course of business consistent with past practices; (x) amend any existing employment, consulting or severance or termination contract with any MLP Related Employee or Buyer Related Employee, as applicable; (y) grant any severance or termination pay to any MLP Related Employee or Buyer Related Employee; or (z) establish, adopt, enter into, amend or terminate any MLP Employee Benefit Plan or Buyer Employee Benefit Plan, as applicable, or any plan, agreement, program, policy, trust, fund or other arrangement that would be an MLP Employee Benefit Plan or Buyer Employee Benefit Plan, as applicable, if it were in existence as of the Execution Date;

(xiii) enter into any transaction or take any action that could reasonably be expected to (A) prevent or materially delay or impair the ability of such Party Group to consummate the Merger and the other transactions contemplated hereby or (B) result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xiv) except as provided under any agreement entered into prior to the Execution Date as set forth in Section 6.1(b)(xiv) of the MLP Disclosure Schedule or in Section 6.1(b)(xiv) of the Buyer Disclosure Schedule, as applicable, pay, discharge, settle or satisfy any Proceeding, other than any such payments, discharges, settlements or satisfactions that involve only the payment of monetary damages in excess of $1 million dollars individually or $5 million in the aggregate and do not require the imposition of equitable relief on, or the admission of wrongdoing by, such Party Group; or

(xv) agree or commit to do any of the foregoing.

SECTION 6.2 Access to Information; Confidentiality.

(a) Subject to Section 6.2(b) and applicable Law and Environmental Law, upon reasonable notice, each Party Group shall (and shall cause its Consolidated Group to) afford the Representatives of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided, however, that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and its Consolidated Group and, in no event, shall include invasive sampling or testing of the environment (including any soils, sediments, groundwater, surface water, atmosphere) or any improvements. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s Representatives in connection with the access provided pursuant to this Section 6.2(a) and shall be indemnified and held harmless by the requesting Party Group from and against any losses suffered by the disclosing Party Group or Representatives in connection with any such personal injuries. Subject to Section 6.2(b) and applicable Law or Environmental Law, during such period, each Party Group shall (and shall cause its Consolidated Group to) furnish promptly to the Other Parties (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder, as applicable (other than documents which such Party Group is not permitted to disclose under applicable Law and Environmental Law) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters that is in the possession of the disclosing Party Group; provided, however, that neither Party Group shall be obligated to furnish to the Other Parties any reports, schedules, documents, analyses, projections or other information relating to (A) the approval or consideration of this Agreement or the transactions contemplated hereby or (B) any other strategic alternative considered by such Party Group at any time, including any MLP Takeover Proposal). Information that a Party Group concludes in good faith may be subject to any applicable privilege shall be shared under a joint defense agreement or such similar arrangement so as to preserve the applicable privilege. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded would be in violation of a confidentiality obligation owed to a third party and binding on such Party Group or Consolidated Group.

(b) The Parties acknowledge that certain information received pursuant to Section 6.2(a) will be non-public or proprietary in nature and as such shall be deemed to be “Evaluation Material” for purposes of the Confidentiality Agreement. Each Party further agrees to be bound by the terms and conditions of the Confidentiality Agreement and to maintain the confidentiality of such Evaluation Material in accordance with the Confidentiality Agreement; provided, however, that the provisions of Section 13 of the Confidentiality Agreement shall be inapplicable with respect to the transactions contemplated by this Agreement, the NRGY GP Purchase Agreement and the MLP GP Contribution Agreement or any proposals or negotiations by or on behalf of the Buyer Parties related to this Agreement (including in response to a Superior Proposal Notice or Recommendation Change Notice).

SECTION 6.3 Securities Laws Filings. As promptly as practicable following the Execution Date (and in any event no later than four weeks following the Execution Date), the Parties shall cooperate to prepare and file with the SEC a proxy statement/prospectus relating to the matters to be submitted to the MLP Unitholders at the MLP Unitholders’ Meeting (the “Proxy Statement/Prospectus”) to be included in a registration statement on Form S-4 with respect to the issuance of the New Buyer Common Units in connection with the Merger (such registration statement, including the Proxy Statement/Prospectus, and any amendments or supplements thereto, the “Registration Statement”). As promptly as practicable following the Execution Date, the Parties shall make all required filings under applicable state securities and blue sky Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Buyer would become subject to general service of process or to qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing. The Registration Statement and each such filing shall comply in all material respects with the applicable provisions of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder and all other applicable Law. Each of the Parties further agrees that if it shall become aware prior to the date of the MLP Unitholders’ Meeting of any information that would cause any of the statements in the Registration Statement to become false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it shall, to the extent permitted by Law, promptly inform the Other Parties thereof and take the necessary steps to correct the Registration Statement. Each of Parties shall provide the Other Parties with reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the on the Registration Statement or any such amendment or supplement, and further agree that each Party shall be provided with such number of copies of all filings made with the SEC as such Party shall reasonably request. No filings of the Registration Statement (or any amendments or supplements thereto) shall be made without the consent of all Parties (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that with respect to documents that are incorporated by reference into the Registration Statement, the foregoing consent right shall only apply with respect to information relating to the Other Parties or their businesses, financial conditions or results of operations; provided, further, that in connection with an MLP Recommendation Change, the MLP Parties may file an amendment or supplement to the Proxy Statement/Prospectus without the consent of the Buyer Parties (and without providing the Buyer Parties the opportunity to review and comment on such amendment or supplement) in order to effect an MLP Recommendation Change, describe the reasons for such MLP Recommendation Change and disclose any additional information reasonably related to the MLP Recommendation Change. The Parties shall (a) promptly notify the Other Parties of receipt of any comments from the SEC or any other applicable government official and of any requests by the SEC or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information; and (b) promptly supply the Other Parties with copies of all correspondence with the SEC or any other applicable government official with respect thereto. Each of the Parties shall use its respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Registration Statement as promptly as practicable. Each of the Parties shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable.

SECTION 6.4 MLP Unitholders’ Meeting.

(a) The MLP Parties shall, in accordance with applicable Law and the MLP Partnership Agreement, cause a meeting of the Holders of MLP Units (the “MLP Unitholders’ Meeting”) to be duly called and held, as soon as practicable after the Registration Statement is declared effective under the Securities Act (and in any event no later than 45 days thereafter), for the purpose of obtaining the MLP Unitholder Approval. Unless there has been an MLP Recommendation Change, (i) the MLP Parties shall use their reasonable best efforts to solicit and obtain the MLP Unitholder Approval; and (ii) the MLP Parties shall include in the Proxy Statement/Prospectus the recommendation by the MLP Board of the adoption of this Agreement by the Holders of MLP Units (the “MLP Recommendation”). The MLP Parties shall be required to cause the MLP Unitholders’ Meeting be called and held even if the MLP Board (or the MLP Conflicts Committee) effected an MLP Recommendation Change.

(b) The MLP Parties shall not adjourn or postpone the MLP Unitholders’ Meeting except to the extent the MLP Board or the MLP Conflicts Committee determines in good faith, after consultation with outside counsel, that such adjournment or postponement is required by applicable securities Law; provided, however, that the MLP Parties (or the MLP Conflicts Committee), after consultation with Buyer, may adjourn or postpone the MLP Unitholders’ Meeting (i) to the extent the MLP Board or the MLP Conflicts Committee believes in good faith, after consultation with outside legal counsel, that such adjournment or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus or other required public disclosure is provided to Holders of MLP Units and that such Holders of MLP Units have a reasonable period of time to review any such supplement or amendment; (ii) if as of the time for which the MLP Unitholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient MLP Units represented (either in Person or by proxy) to constitute a quorum necessary to conduct business at such meeting; or (iii) to solicit additional proxies for the purpose of obtaining the MLP Unitholder Approval; provided, further, that unless otherwise agreed to by the Parties, the MLP Unitholders’ Meeting may not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was originally scheduled (excluding any adjournments or postponements required by applicable securities Law); provided further, that, notwithstanding the foregoing, the MLP Parties may postpone or adjourn such meeting until the fifth Business Day after the expiration of any Recommendation Change Notice Period or Superior Proposal Notice Period.

SECTION 6.5 Non-Solicitation; Change in Recommendation.

(a) The MLP Parties shall, and shall cause their respective Subsidiaries and shall use their reasonable best efforts to cause their respective Representatives to, immediately cease and terminate any solicitation, discussions or negotiations with any Person that may be ongoing with respect to or that may reasonably be expected to lead to an MLP Takeover Proposal.

(b) The MLP Parties shall not, and shall cause their respective Subsidiaries and shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes an MLP Takeover Proposal (provided that the nothing in this Agreement shall prohibit any of the MLP Parties or their Representatives from informing any Person of the provisions of this Section 6.5 or from contacting any Person or group of Persons who has made an MLP Takeover Proposal after Execution Date solely to request the clarification of terms and condition thereof to determine whether the MLP Takeover Proposal is, or could reasonably be expected to lead to, a Superior Proposal); (ii) conduct or participate in any discussions or negotiations regarding any MLP Takeover Proposal; (iii) furnish to any Person any non-public information or data relating to MLP or any of its Subsidiaries or afford access to the business, properties, assets, or, except as required by Law or the MLP Partnership Agreement, books or records of MLP or any of its Subsidiaries in any such case in connection with an MLP Takeover Proposal; or (iv) approve or recommend, or propose to approve or recommend, or allow any MLP Group Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to lead to any MLP Takeover Proposal (other than a confidentiality agreement permitted to be entered into by, and in accordance with, the next sentence). Notwithstanding the foregoing, at any time prior to obtaining the MLP Unitholder Approval, the MLP Parties and their Subsidiaries and Representatives may take the actions described in clauses (ii) and (iii) of this Section 6.5(b) with respect to a third Person that makes a bona fide unsolicited written MLP Takeover Proposal that did not result from a material breach of this Section 6.5(b) (a “Receiving Party”), if (A) the MLP Board (or the MLP Conflicts Committee) determines in good faith (after consultation with outside legal counsel) that such MLP Takeover Proposal is, or could reasonably be expected to lead to, an MLP Superior Proposal; (B) the MLP Board (or the MLP Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law; and (C) prior to furnishing any such non-public information to such Receiving Party, MLP receives from such Receiving Party an executed confidentiality agreement on terms substantially similar to, and not materially less favorable to the MLP Parties in the aggregate than, those contained in the Confidentiality Agreement (including the standstill obligations contained in Section 13 and the non-solicitation obligations contained in Section 14 of the Confidentiality Agreement). The MLP Parties shall as promptly as practicable (in all events within 24 hours) provide to Buyer a copy of such confidentiality agreement. The MLP Parties shall, as promptly as practicable (and in any event within 24 hours), advise Buyer in writing of any request for non-public information in connection with an MLP Takeover Proposal, any MLP Takeover Proposal received from any third person, or any request for discussions or negotiations with respect to any MLP Takeover Proposal, and, in the case of any MLP Takeover Proposal received, the material terms and conditions of such MLP Takeover Proposal. The MLP Parties shall, as promptly as practicable (and in all events within 24 hours), provide to Buyer complete copies of any written proposal or offers (including proposed agreements) received by the MLP Parties or any of their Subsidiaries or Representatives in connection with any of the foregoing, and the identity of the Person making any such request or MLP Takeover Proposal.

(c) The MLP Board and the MLP Conflicts Committee shall not, in each case unless permitted by Section 6.5(d), (i) fail to include the MLP Recommendation in the Proxy Statement/Prospectus; (ii) withdraw, or modify in any manner adverse to the Buyer Parties, or propose publicly to withdraw, or modify in any manner adverse to the Buyer Parties), the MLP Recommendation; or (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any MLP Takeover Proposal (any action described in this Section 6.5(c) being referred to as an “MLP Recommendation Change”); provided, however, that nothing in this Agreement shall prohibit accurate disclosure (and such disclosure shall not be deemed to be an MLP Recommendation Change) of factual information regarding the business, financial condition or results of operations of the MLP Parties or the Buyer Parties or the fact that an MLP Takeover Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise, in each case to the extent the MLP Parties in good faith determine, after consultation with its outside legal counsel, that such information, facts, identity or terms is required to be disclosed under applicable Law.

(d) Notwithstanding any other provision of this Agreement, at any time prior to obtaining the MLP Unitholder Approval, the MLP Board (and/or the MLP Conflicts Committee) may effect an MLP Recommendation Change if the MLP Board (or the MLP Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law and:

(i) if the MLP Board (or the MLP Conflicts Committee) intends to effect such MLP Recommendation Change in response to an MLP Takeover Proposal:

(A) such MLP Takeover Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B) the MLP Board (or MLP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such MLP Takeover Proposal constitutes an MLP Superior Proposal after giving effect to all of the adjustments offered by the Buyer Parties pursuant to clause (E) below;

(C) the MLP Parties have provided prior written notice to the Buyer Parties in accordance with Section 9.3 (the “Superior Proposal Notice”) of the MLP Board’s (or the MLP Conflicts Committee’s) intention to effect an MLP Recommendation Change, and such Superior Proposal Notice has specified the identity of the Person making such MLP Takeover Proposal, the material terms and conditions of such MLP Takeover Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by the MLP Parties in connection with such MLP Takeover Proposal;

(D) during the period that commences on the date of delivery of the Superior Proposal Notice as determined in accordance with Section 9.3 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “Superior Proposal Notice Period”), the MLP Parties shall, and shall cause their Representatives to, (1) negotiate with the Buyer Parties and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the MLP Board (or the MLP Conflicts Committee) not to effect an MLP Recommendation Change; and (2) keep the Buyer Parties and its Representatives reasonably informed with respect to the status and changes in the material terms and conditions of such MLP Takeover Proposal or other change in circumstances related thereto; provided, however, any material revisions to such MLP Takeover Proposal (it being agreed that any change in the purchase price in such MLP Takeover Proposal shall be deemed a material revision) shall require delivery of a subsequent Superior Proposal Notice and a subsequent Superior Proposal Notice Period in respect of such revised MLP Takeover Proposal, except that such subsequent Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the third calendar day following the date of the delivery of such subsequent Superior Proposal Notice; and

(E) the MLP Board (or the MLP Conflicts Committee) shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by the Buyer Parties and, at the end of the Superior Proposal Notice Period, shall have determined in good faith that such MLP Takeover Proposal continues to constitute a Superior Proposal even if such revisions were to be given effect; or

(ii) if the MLP Board (or the MLP Conflicts Committee) intends to effect such MLP Recommendation Change due to circumstances not involving an MLP Takeover Proposal:

(A) the MLP Parties have provided prior written notice to the Buyer Parties in accordance with Section 9.3 (the “Recommendation Change Notice”) of the MLP Board’s (or the MLP Conflicts Committee’s) intention to effect an MLP Recommendation Change, and such Recommendation Change Notice has specified the reasons for the MLP Recommendation Change;

(B) during the period that commences on the date of delivery of the Recommendation Change Notice as determined in accordance with Section 9.3 and ends at 11:59 p.m. Central time the date that is the fifth calendar day following the date of such delivery (the “Recommendation Change Notice Period”), the MLP Parties shall, and shall cause their Representatives to, (A) negotiate with the Buyer Parties and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the MLP Board (or the MLP Parties) not to effect an MLP Recommendation Change; and (B) keep the Buyer Parties and its Representatives reasonably informed of any change in circumstances related thereto; and

(C) the MLP Board (or the MLP Conflicts Committee) shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by the Buyer Party and, at the end of the Recommendation Change Notice Period, shall have determined in good faith that the failure to effect an MLP Recommendation Change would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law even if such revisions were to be given effect.

(e) Nothing contained in this Agreement shall prevent the MLP Board (or the MLP Conflicts Committee) from taking and disclosing to the limited partners of MLP a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to Holders of MLP Units) or from making any legally required disclosure to the limited partners of MLP. Any “stop-look-and-listen” communication by the MLP Board (or the MLP Conflicts Committee) to the limited partners of MLP pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Holders of MLP Units) shall not be considered an MLP Recommendation Change.

(f) The MLP Parties shall, and shall cause their respective Subsidiaries to, request all Persons (other than the Buyer Parties and their Representatives) who have been furnished confidential information regarding the MLP Parties or their Subsidiaries in connection with the solicitation of or discussions regarding an MLP Takeover Proposal within the 12 months prior to the Execution Date promptly to return or destroy such information to the extent that the MLP Parties or their respective Subsidiaries are entitled to have such documents returned or destroyed.

(g) Except to the extent the MLP Board (or the MLP Conflicts Committee) determines in good faith that the failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law, each of the MLP Parties agrees not to, and to cause its Subsidiaries not to, release any third Person from the confidentiality and standstill provisions of any agreement to which such MLP Party or its Subsidiaries is or may become a party.

(h) Each MLP Party shall use its reasonable best efforts to inform all Representatives of such MLP Party and its Subsidiaries of the restrictions described in this Section 6.5. Notwithstanding anything to the contrary in this Section 6.5, any action, or failure to take action, in violation of the restrictions set forth in this Section 6.5 by any Representative of an MLP Party or any of its Subsidiaries at the direction or with the consent of such MLP Party or any of its Subsidiaries shall be deemed to be a breach of this Section 6.5.

SECTION 6.6 Reasonable Best Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Law and Environmental Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the

Closing Date, each of them shall execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.7 No Public Announcement. On the Execution Date, the Parties shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Buyer General Partner and MLP General Partner. No Party shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (other than an MLP Recommendation Change, as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event the Party making the public announcement or press release shall, to the extent practicable, (a) notify the Buyer General Partner or MLP General Partner, as applicable, in advance of such public announcement or press release; and (b) allow the Other Party reasonable time to comment on such public announcement in advance of such issuance) without the prior approval of the Buyer General Partner or MLP General Partner, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Buyer Parties and the MLP Parties may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries; provided, however, that such responses shall be in compliance with applicable securities Law.

SECTION 6.8 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the Party incurring such expenses.

SECTION 6.9 Tax Matters.

(a) The Parties intend to take the position that the Merger will constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i) and any cash deemed received by MLP will be treated as reimbursement of preformation expenditures in accordance with Treasury Regulations Section 1.707-4(d).

(b) The Buyer Parties and the MLP Parties acknowledge and agree that, for U.S. federal income tax purposes, the transactions contemplated by this Agreement shall cause a termination of MLP pursuant to Section 708(a)(1)(A) of the Code. As a result, for U.S. federal income tax purposes, the taxable year of MLP shall end as of the Closing Date and the Parties shall take all actions permitted under applicable Laws to close the Tax periods of the subsidiaries of MLP other than Crestwood Midstream Finance Corporation as of the Closing Date. Allocation of income or deductions relating to the period ending on the Closing Date shall be taken into account by means of an interim closing of the books; provided, however, that exemptions, allowances or deductions that are calculated for an entire Tax period (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of such Tax period ending on the Closing Date and the remaining portion of such period in proportion to the number of days in each such period. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of MLP and its subsidiaries required to be filed after the Closing Date; provided, however, that Buyer shall timely provide the MLP Representative with a copy of any Tax Return (together with all supporting documentation and workpapers) to be filed by or with respect to MLP or any of its subsidiaries for any Tax period that begins on or before the Closing Date at least thirty (30) days prior to the due date for filing such Tax Return for the MLP Representative’s review and reasonable comment. Buyer shall take into account any changes reasonably requested by the MLP Representatives and cause such Tax Return to be filed timely, providing a copy of the Tax Return as filed to the MLP Representatives.

(c) All sales, use, stamp, registration, value added, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges levied by any Governmental Entity in connection with the transactions contemplated by this Agreement, shall be borne by Buyer. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes.

SECTION 6.10 Section 16(b). Prior to the Effective Time, MLP and Buyer shall take such actions as may be necessary to cause acquisitions or dispositions of equity securities of MLP and Buyer resulting from the transactions contemplated by this Agreement by each Person (including any Person who may be deemed to be a “director by deputization” under applicable securities laws) who may be subject to Section 16 of the Exchange Act with respect to MLP, or may become subject to such requirements with respect to Buyer, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

SECTION 6.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement or under the MLP Partnership Agreement, the Governing Documents of the MLP General Partner or this Agreement in effect on the Execution Date, from the Effective Time and until the six (6) year anniversary of the Effective Time, Buyer shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Execution Date or who becomes prior to the Effective Time, a director or officer of any of the MLP Group Entities or who acts as a fiduciary under any Employee Benefit Plan of the MLP Group Entities (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party by reason of the fact that such Person is or was a director or officer of any of the MLP Group Entities, a fiduciary under any Employee Benefit Plan or is or was serving at the request of any of the MLP Group Entities as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise existing prior to or at the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable Law (and Buyer shall pay expenses incurred in connection therewith promptly as statements therefor are received to each Indemnified Person to the fullest extent permitted under applicable Law).

(b) Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time): (i) the Indemnified Persons may retain MLP’s regularly engaged legal counsel or other counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received, and (ii) Buyer shall use its reasonable best efforts to assist in the defense of any such matter (and the Indemnified Persons shall cooperate with Buyer with respect thereto); provided, however, that Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.11, upon learning of any such Proceeding, shall notify Buyer (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.11 except to the extent such failure materially prejudices such Party’s position with respect to such claims); provided, further, that Buyer shall not be obligated pursuant to this Section 6.11(b) to pay the fees and disbursements of more than one (1) counsel for all Indemnified Persons in any single action, unless, in the good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interest between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group. With respect to any determination of whether any Indemnified Person is entitled to indemnification by Buyer under this Section 6.11, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel jointly selected by the Indemnified Person and Buyer, and who has not otherwise performed material services for Buyer or the Indemnified Person within the last three (3) years.

(c) Buyer and the Surviving Entity shall not amend, repeal or otherwise modify (i) the certificate of limited partnership or MLP Partnership Agreement of the Surviving Entity or (ii) the certificate of limited partnership of Buyer or the Buyer Partnership Agreement, in each case, in any manner that would affect adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Buyer shall, and shall cause the Surviving Entity to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the MLP Group Entities and any of their directors, officers or employees existing immediately prior to the Effective Time.

(d) Buyer and the Surviving Entity shall, to the fullest extent permitted by Law, indemnify any Indemnified Person against, and advance expenses to any

Indemnified Person with respect to, all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) relating to the enforcement of such Indemnified Person’s rights under this Section 6.11 or under any Governing Documents or contract; provided that such indemnification shall be provided only if such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder promptly following such determination.

(e) In the event that Buyer or the Surviving Entity or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Buyer and the Surviving Entity shall cause proper provision to be made so that the successors and assigns of Buyer or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.11 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(f) At or prior to the Effective Time, MLP may cause to be put in place, or, if requested by MLP, the Buyer shall cause to be put in place, and, in either case, Buyer shall fully prepay immediately prior to the Effective Time, “tail” insurance policies covering claims for at least for six (6) years following the Effective Time from an insurance carrier with the same or better credit rating as MLP’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope of not less than the existing coverage and having other terms at least as favorable to the insured Persons as the directors’ and officers’ liability insurance coverage maintained by the MLP Group Entities as of the Execution Date; provided, however, that in no event shall Buyer or the Surviving Entity be required to expend pursuant to this Section 6.11(f) more than an amount per year equal to 300% of current annual premiums paid by MLP for such insurance (the “Premium Cap”), in which case the Surviving Entity shall, and Buyer shall cause the Surviving Entity to, use reasonable best efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from the Effective Time for the persons who are covered by MLP’s existing directors’ and officers’ liability insurance, with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap. Buyer shall maintain such policy in full force and effect and continue to honor the obligations thereunder.

SECTION 6.12 Distributions. The Buyer Parties and the MLP Parties shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, distributions in respect of their respective units so that, in respect of any fiscal quarter, Holders of MLP Units do not (a) receive more than one distribution in respect of both (i) MLP Units and (ii) Buyer Common Units received pursuant to the Merger in exchange therefor; or (b) fail to receive a distribution in respect of one of (i) MLP Units or (ii) Buyer Common Units received pursuant to the Merger in exchange therefor.

SECTION 6.13 Limited Liability Company Interests of MLP General Partner. At or prior to the Effective Time, NRGY shall transfer 100% of its limited liability company interest in MLP General Partner to Buyer General Partner, which MLP General Partner will at the time of such transfer own 100% of the MLP Incentive Distribution Rights. At or prior to the Effective Time, Buyer shall cause New General Partner to be formed as a Subsidiary of Buyer.

SECTION 6.14 Amendment of the MLP Partnership Agreement. At the Effective Time, the MLP Partnership Agreement shall be amended and restated so that it reads substantially in the form of the MLP Amended and Restated Partnership Agreement.

SECTION 6.15 Buyer Board Directors. NRGY shall not change, or cause to be changed, any of the directors of the Buyer Board until the earlier of (a) the termination of the Option Agreement pursuant to its terms and (b) the Effective Time; provided, however, that NRGY may add, or cause to be added, additional directors to the Buyer Board if NRGY causes the Buyer Board to delegate to the Buyer Special Committee all its authority to negotiate and/or approve any amendments, supplements, waivers or modifications in respect of this Agreement and all other agreements contemplated hereby (including the Voting Agreement and the Option Agreement), or approve or agree to any termination of this Agreement or any other agreement contemplated hereby (including the Voting Agreement and the Option Agreement), and exercise all rights under this Agreement and any other agreement contemplated hereby (including the Voting Agreement and the Option Agreement).

SECTION 6.16 Financing.

(a) The Buyer Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange the Debt Refinancing on the terms and conditions described in the Refinancing Commitment Letter, including using their commercially reasonable efforts to (i) maintain in effect the Refinancing Commitment Letter; (ii) satisfy on a timely basis all conditions applicable to the Buyer Parties to obtaining the Debt Refinancing as set forth in the Refinancing Commitment Letter that are within its control; (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including, if necessary, the flex provisions) contemplated by the Refinancing Commitment Letter or on other terms no less favorable to Buyer; (iv) comply with the Buyer’s obligations under the Refinancing Commitment Letter and the definitive agreements with respect thereto; (v) subject to the terms and conditions contemplated in the Refinancing Commitment Letter, consummate the Debt Refinancing at or prior to the Effective Time; and (vi) enforce its rights under the Refinancing Commitment Letter. If any portion of the Debt Refinancing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Refinancing Commitment Letter or the definitive agreements with respect thereto, the Buyer Parties shall promptly notify the MLP Parties and use their commercially reasonable efforts to amend, modify, supplement, alter, restate, substitute or replace the Debt Refinancing with other alternative financing, on terms no less favorable to Buyer, as promptly as possible; provided, however, that the Buyer Parties shall not permit any amendment, modification, supplement, alteration, restatement, substitution or replacement of the Refinancing Commitment Letter or the Debt Refinancing on terms that are less favorable to Buyer, without the prior consent of the MLP Parties, such consent not to be unreasonably withheld, delayed or conditioned. In such event, the term “Refinancing Commitment Letter” as used herein shall be deemed to include the amended, modified, supplemented, altered, restated, substituted or replacement, commitment letter. The Buyer Parties shall promptly (and in any event within two Business Days) notify the MLP Parties: (A) of any default or breach by any party to the Refinancing Commitment Letter or definitive documents related to the Debt Refinancing of which the Buyer Parties are aware; (B) of the receipt of any written notice from any party to the Refinancing Commitment Letter with respect to (1) any default, breach, termination or repudiation by any party to the Refinancing Commitment Letter or definitive documents related to the Debt Refinancing or (2) any material dispute or disagreement between or among parties to the Refinancing Commitment Letter or definitive documents related to the Debt Refinancing of which the Buyer Parties become aware; and (C) if for any reason the Buyer Parties determine in good faith that they will not be able to obtain all or any portion of the Debt Refinancing on the terms, in the manner or from the sources contemplated by the Refinancing Commitment Letters. The Buyer Parties shall keep the MLP Parties informed on a reasonably current basis of the status of their efforts to arrange the Debt Refinancing and provide copies of all draft and executed documents related to the Debt Refinancing to the MLP Parties. In the event that the Buyer Parties are unable to obtain the Debt Refinancing or alternative financing on terms no less favorable to Buyer, the Buyer Parties will obtain an amendment to the Buyer Credit Agreement so that the Buyer will be permitted thereunder to, and will have sufficient funds available thereunder to, refinance the MLP Credit Agreements at the Closing; provided, however, that the Buyer Parties shall be permitted to pay any and all fees to the lenders and administrative agent in connection with any such amendment without the prior consent of the MLP Parties.

(b) The Buyer Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to maintain in effect the Repurchase Commitment Letter. If a “Ratings Decline” (as defined in the Buyer Indenture) has occurred within 90 days following the consummation of the General Partner Transactions (or the Parties reasonably expect such a Ratings Decline to occur) and there has not been a successful consent solicitation as described in Section 6.17(a), the Buyer Parties shall comply with all the terms of Section 4.15 of the Buyer Indenture and conduct a “Change of Control Offer” (as defined in the Buyer Indenture) under the terms required by the Buyer Indenture and shall use their commercially reasonable efforts to arrange the Repurchase Financing on the terms and conditions described in the Repurchase Commitment Letter, including using their commercially reasonable efforts to (i) satisfy on a timely basis all conditions applicable to the Buyer to obtaining the Repurchase Financing as set forth in the Repurchase Commitment Letter that are within its control; (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Repurchase Commitment Letter (including, if necessary, the flex provisions) or on other terms no less favorable to the Buyer; (iii) comply with the Buyer’s obligations under the Repurchase Commitment Letter and the definitive agreements with respect thereto; (iv) subject to the terms and conditions contemplated in the Repurchase Commitment Letter, conduct and consummate the Repurchase Financing at or prior to the time any repurchases of the Buyer Notes are required to be made under Section 4.15 of the Buyer Indenture; and (v) enforce its rights under the Repurchase Commitment Letter. If any portion of the Repurchase Refinancing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Repurchase Commitment Letter or the definitive agreements with respect thereto, the Buyer Parties shall promptly notify the MLP Parties and use their commercially reasonable efforts to amend, modify, supplement, alter, restate, substitute or replace the Repurchase Financing with other alternative financing, on terms no less favorable, taken as a whole, to Buyer, as promptly as possible; provided, however, that the Buyer Parties shall not permit any amendment, modification, supplement, alteration, restatement, substitution or replacement of the Repurchase Commitment Letter without the consent of the MLP Parties, such consent not to be unreasonably withheld. In such event, the term “Repurchase Commitment Letter” as used herein shall be deemed to include the amended, modified, supplemented, altered, restated, substituted or replacement, commitment letter. The Buyer Parties shall promptly (and in any event within two Business Days) notify the MLP Parties: (A) of any default or breach by any party to the Repurchase Commitment Letter or definitive documents related to the Repurchase Financing or of which the Buyer Parties are aware; (B) of the receipt of any written notice from any party to the Repurchase Commitment Letter with respect to (1) any default, breach, termination or repudiation by any party to the Repurchase Commitment Letter or definitive documents related to the Repurchase Financing or (2) any material dispute or disagreement between or among parties to the Repurchase Commitment Letter or definitive documents related to the Repurchase Refinancing of which the Buyer Parties become aware; and (C) if for any reason the Buyer Parties determine in good faith that they will not be able to obtain all or any portion of the Repurchase Financing on the terms, in the manner or from the sources contemplated by the Repurchase Commitment Letter. The Buyer Parties shall keep the MLP Parties informed on a reasonably current basis of the status of their efforts to arrange the Repurchase Financing and provide copies of all draft and executed documents related to the Repurchase Financing to the MLP Parties. The obligations of the Buyer Parties under this Section 6.16(b) shall terminate on the earlier of (x) the 91st day following the consummation of the General Partner Transactions if a “Ratings Decline” (as defined in the Buyer Indenture) has not occurred prior to such time and (y) the date of a successful consent solicitation as described in Section 6.17(a).

(c) From and after the Execution Date until the Effective Time, the Parties shall provide one another such reasonable cooperation as may be reasonably requested by another Party and that is customary in connection with a financing comparable to the Debt Financing, including (i) furnishing to a Party (and, with respect to Buyer, its Financing Sources), as promptly as practicable all financial, business and other pertinent information related to the disclosing Party and its Affiliates reasonably required by the requesting Party for such Party to produce the financial statements and other marketing document information to consummate the Debt Financing, including all historical financial statements (including, on a timely basis, unaudited financial statements and related management’s discussion and analysis and summary and selected financial statements for each subsequent fiscal quarter after any quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Effective Time), and all pro forma financial statements required by Regulation S-X under the Securities Act, and, to the extent required by the Repurchase Commitment Letter, the financial and other data and information, including a description of the business, of the type and in the form required by Regulation S-X and Regulation S-K under the Securities Act and of type and in the form customarily included in an offering memorandum or circular under Rule 144A of the Securities Act in the event an offering of debt securities is required by the terms of the Repurchase Commitment Letter and; (ii) using commercially reasonable efforts to cause its senior executive officers to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Debt Financing, including through a customary “road show”; (iii) assisting with the preparation of (A) an offering memorandum or circular, bank information memoranda, private placement memoranda and similar documents, including “roadshow” or investor meeting slides required in connection with the Debt Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing and the delivery of one or more customary representation letters); and (B) materials for rating agency presentations; (iv) reasonably cooperating with the marketing efforts of a Party and, with respect to Buyer, the Financing Sources, for any portion of the Debt Financing; (v) facilitating the pledging of collateral in connection with the Debt Financing, including executing and delivering any customary pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions, surveys and title insurance and documents as may be reasonably requested by a Party (including a certificate of the chief financial officer of a Party and its subsidiaries on a consolidated basis with respect to solvency matters as of the Effective Time on a pro forma basis); (vi) providing to the Financing Sources all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (vii) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by a Party; (viii) taking corporate actions reasonably necessary to permit the completion of the Debt Financing; and (ix) facilitating the execution and delivery (at the Effective Time) of definitive documents related to the Debt Financing as may be reasonably requested by a Party; provided, however, that no MLP Group Entity shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Each Party hereby consents to the reasonable use of its and its Affiliates’ logos in connection with the Debt Financing; provided, however, that such logos may not be used in a manner that is reasonably likely to harm or disparage such Party, its Affiliates or their marks.

SECTION 6.17 Consent Solicitation.

(a) Subject to the terms and conditions of this Agreement, if requested by the MLP Parties following a (or prior to an expected) Ratings Decline (as defined in the Buyer Indenture), the Buyer Parties shall take all actions necessary to consummate a successful consent solicitation (the “Consent Solicitation”) to waive or otherwise amend the “Change of Control” provision under the Buyer Indenture, at or prior to the time that the Buyer would be required to repurchase any Buyer Notes under Section 4.15 of the Buyer Indenture. The Parties shall use their commercially reasonable efforts to (i) prepare a consent solicitation statement, including, among other things, (A) a summary of the Merger and the other transactions contemplated hereby and (B pro forma financial statements for the Buyer in accordance with Regulation S-X under the Securities Act that give effect to the transactions contemplated hereby, including the Debt Financings; and

(ii) commence a consent solicitation with respect to the Buyer Notes, on the terms and conditions in compliance with the Buyer Indenture and the Buyer Notes. Notwithstanding the foregoing, any Consent Solicitation shall otherwise be consummated in compliance with applicable Laws and SEC rules and regulations.

(b) The Buyer Parties covenant and agree that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Buyer Parties and their applicable Subsidiaries as is necessary, shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute a supplemental indenture to the Buyer Indenture, which supplemental indenture shall implement the amendments described in the consent solicitation statement, related letter of transmittal and other related documents (collectively, the “Consent Solicitation Documents”). Concurrent with the effectiveness of such supplemental indenture, the Buyer shall pay the Consent Solicitation consideration in accordance with the Consent Solicitation Documents.

(c) The Parties shall, and shall cause their respective Subsidiaries to, reasonably cooperate with the Other Parties in the preparation of the necessary and appropriate documentation in connection with the Consent Solicitation Documents. The Consent Solicitation Documents (including all amendments or supplements) and all mailings to the holders of the Buyer Notes in connection with the Consent Solicitation shall be subject to the prior review of MLP and shall be reasonably acceptable to it. If at any time prior to the completion of the Consent Solicitation any information in the Consent Solicitation Documents should be discovered by the Buyer Parties, which should be set forth in an amendment or supplement to the Consent Solicitation Documents, so that the Consent Solicitation Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by the Buyer Parties describing such information shall be disseminated to the holders of the Buyer Notes (which supplement or amendment and dissemination may, at the reasonable direction of the Buyer Parties, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.17, the Buyer Parties shall and shall cause their Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Consent Solicitation

SECTION 6.18 Investigation; No Other Representations or Warranties.

(a) Investigation.

(i) Each of the Buyer Parties acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the MLP Group Entities and their businesses and operations, and each of the Buyer Parties has requested such documents and information from MLP as it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of the Buyer Parties acknowledges and agrees that it has had an opportunity to ask questions of and receive answers from MLP with respect to matters it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

(ii) Each of the MLP Parties acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Buyer Group Entities and their businesses and operations, and each of the MLP Parties has requested such documents and information from Buyer as it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of the MLP Parties acknowledges and agrees that it has had an opportunity to ask questions of and receive answers from Buyer with respect to matters it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

(b) No Other Representations or Warranties.

(i) Each of the Buyer Parties agrees that, except for the representations and warranties made by the MLP Parties that are expressly set forth in Article IV and in any certificate provided pursuant to Section 7.2(e), neither the MLP Parties nor any other Person has made and shall not be deemed to have made any representation or warranty of any kind. Except for the representations and warranties made by the MLP Parties that are expressly set forth in Article IV and in any certificate provided pursuant to Section 7.2(e), without limiting the generality of the foregoing, each of the Buyer Parties agrees that none of the MLP Parties, any holder of MLP’s securities or any of the MLP Parties’ respective Affiliates or Representatives, makes or has made any representation or warranty to the Buyer Parties or any of their Representatives or Affiliates with respect to:

(A) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of MLP or any of the MLP Subsidiaries or the future business, operations or affairs of MLP or any of the MLP Subsidiaries heretofore or hereafter delivered to or made available to the Buyer Parties or their respective Representatives or Affiliates; or

(B) any other information, statement or documents heretofore or hereafter delivered to or made available to the Buyer Parties or their respective Representatives or Affiliates.

(ii) Each of the MLP Parties agrees that, except for the representations and warranties made by the Buyer Parties that are expressly set forth in Article V and in any certificate provided pursuant to Section 7.3(e), neither the Buyer Parties nor any other Person has made and shall not be deemed to have made any representation or warranty of any kind. Except for the representations and warranties made by the Buyer Parties that are expressly set forth in Article V and in any certificate provided pursuant to Section 7.3(e), without limiting the generality of the foregoing, each of the MLP Parties agrees that none of the Buyer Parties, any holder of Buyer’s securities or any of the Buyer Parties’ respective Affiliates or Representatives, makes or has made any representation or warranty to the MLP Parties or any of their Representatives or Affiliates with respect to:

(A) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Buyer or any of the Buyer Subsidiaries or the future business, operations or affairs of Buyer or any of the Buyer Subsidiaries heretofore or hereafter delivered to or made available to the MLP Parties or their respective Representatives or Affiliates; or

(B) any other information, statement or documents heretofore or hereafter delivered to or made available to the MLP Parties or their respective Representatives or Affiliates.

SECTION 6.19 Listing. Prior to the Effective Time, Buyer shall cause the New Buyer Common Units to be issued in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE.

SECTION 6.20 Business Opportunities. Except for the assets or business opportunities described in Section 6.20 of the Buyer Disclosure Schedule or Section 6.20 of the MLP Disclosure Schedule, from and after the date of the consummation of the General Partner Transactions and until the earliest of (a) the date that is two years following the valid termination of this Agreement pursuant to its terms, (b) the Effective Time and (c) the termination of this Agreement pursuant to Section 8.3(b), Buyer and MLP hereby agree, and shall cause their respective controlled Affiliates to agree, that in the event that an opportunity to develop, acquire or invest in an asset or business is presented to Buyer, MLP or any of their respective controlled Affiliates, each of Buyer and MLP shall jointly determine the allocation of participation in such opportunity by Buyer, MLP and their respective controlled Affiliates; provided, however, that if the Buyer and MLP are not able to make such joint determination with respect to an opportunity, Buyer and MLP shall participate in such opportunity on an equal (50/50) basis. In the event that the provisions of this Section 6.20 terminate as a result of the occurrence of the event described in clause (c) above and an MLP Takeover Proposal has not been consummated within twelve months of the date of such termination, then the provisions of this Section 6.20 shall apply during the period from such twelve month anniversary to the date that is two years from such termination (provided, however, that for purposes of the foregoing, “50%” shall be substituted for “15%” in the definition of MLP Takeover Proposal). Notwithstanding anything to the contrary in this Agreement, the rights in this Section 6.20 are not assignable by Buyer or MLP without the prior written consent of the Other Parties.

SECTION 6.21 Resignations of MLP Directors. At or prior to the Effective Time, the directors of the MLP Board, and the directors of such other MLP Group Entities reasonably designated by Buyer at least five Business Days prior to the Closing Date, shall tender to Buyer their resignations as directors, effective as of the Effective Time.

SECTION 6.22 Omnibus Agreement. Promptly following the execution of this Agreement and in any event prior to the scheduled closing of the General Partner Transactions, Buyer and Buyer GP shall deliver to MLP and the Recipient Parties (as defined in the MLP GP Contribution Agreement) a waiver of any rights they may otherwise have to terminate the Omnibus Agreement, dated December 21, 2011, by and among, NRGY General Partner, NRGY, Buyer GP and Buyer as a result of the General Partners Transactions or the transactions contemplated by this Agreement.

SECTION 6.23 Advice of Changes. Each Party shall promptly advise the Other Parties of any change or event (a) having or reasonably likely to have a Buyer Material Adverse, as applicable or an MLP Material Adverse Effect, as applicable or (b) that it believes would or would be reasonably likely to cause or constitute breach of any of the representations, warranties or covenants contained in this Agreement that would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Article VII; provided, however, that a failure to comply with this Section 6.22 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

SECTION 6.24 Transaction Litigation. Subject to applicable Law, and without affecting the right of any Party and its directors or executive offices to retain counsel and direct the defense of any Proceeding by any unitholder naming such Party or its directors and officers as defendants, each of MLP Parties and the Buyer Parties shall allow the Other Parties the opportunity to participate in the defense or settlement of any Proceeding against such Party and its directors or executive officers relating to the Merger, the Buyer Unit Issuance, the MLP Partnership Agreement and the other transactions contemplated by this Agreement. No MLP Party or Buyer Party shall settle or offer to settle any Proceeding commenced prior to or after the Execution Date against such Party or its directors, executive officers or similar persons by any unitholder of such Party relating to the Merger or the other transactions contemplated by this Agreement without the prior written consent of the Other Parties (such consent not to be unreasonably withheld, delayed or conditioned).

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.1 Conditions to Each Party’s Obligations. The obligation of the Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a) MLP Unitholder Approval. The MLP Unitholder Approval shall have been obtained in accordance with the MLP Partnership Agreement and applicable Law.

(b) Approvals. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity, shall have been obtained, and any applicable waiting period shall have expired or been terminated, except where the failure to comply would not be reasonably expected to have, individually or in the aggregate, an MLP Material Adverse Effect or a Buyer Material Adverse Effect.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no unresolved Proceedings seeking to suspend the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC or any other Governmental Entity.

(d) NYSE Listing. The Buyer Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(e) No Governmental Restraint. (i) No Order shall be in effect, and no Law shall have been enacted or adopted, that restrains, enjoins, makes illegal or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement; and (ii) no Proceeding by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Buyer Parties or the MLP Parties with respect thereto that would, individually or in the aggregate, constitute an MLP Material Adverse Effect or a Buyer Material Adverse Effect.

(f) General Partner Transactions. The General Partner Transactions shall have been consummated.

SECTION 7.2 Conditions to the Buyer Parties’ Obligations. The obligation of the Buyer Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Buyer Parties (in their sole discretion):

(a) Representations and Warranties. (i) The representations and warranties of the MLP Parties set forth in Article IV (other than those set forth in Section 4.2(a), Section 4.3 and Section 4.17(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality, MLP Material Adverse Effect or words of similar import contained therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect; (ii) the representations and warranties of the MLP Parties set forth in Section 4.3 shall be true and correct as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), other than in de minimis respects; and (iii) the representations and warranties of the MLP Parties set forth in Section 4.2(a) and Section 4.17(a) shall be true and correct.

(b) Agreements and Covenants. Each of the MLP Parties shall have performed or complied in all material respects with all agreements and covenants required to be performed by it hereunder.

(c) Tax Opinion. The Buyer Parties shall have received an opinion of Vinson & Elkins LLP or another nationally-recognized tax counsel dated as of the Closing Date to the effect that, for U.S. federal income tax purposes, (i) no Buyer Group Entity shall recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss shall be recognized by holders of Buyer Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) 90% of the gross income of Buyer for the most recent four completed calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Buyer Parties, the MLP Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d) Absence of an MLP Material Adverse Effect. There shall not have occurred after the Execution Date any events, changes, effects or developments that have had or that would reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(e) Contribution of Cash. CW Holdings shall have deposited with the Exchange Agent the CW Holdings Cash Payment Amount.

(f) Officer Certificate. The Buyer Parties shall have received a certificate, dated as of the Closing Date, of an executive officer of MLP General Partner certifying to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d).

SECTION 7.3 Conditions to the MLP Parties’ Obligations. The obligation of the MLP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the MLP Parties (in their sole discretion):

(a) Representations and Warranties. (i) The representations and warranties of the Buyer Parties set forth in Article V (other than those set forth in Section 5.2(a), Section 5.3 and Section 5.17(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality, Buyer Material Adverse Effect or words of similar import contained therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; (ii) the representations and warranties of the Buyer Parties set forth in Section 5.3 shall be true and correct as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), other than in de minimis respects; and (iii) the representations and warranties of the Buyer Parties set forth in Section 5.2(a) and Section 5.17(a) shall be true and correct.

(b) Agreements and Covenants. Each of the Buyer Parties shall have performed or complied in all material respects with all agreements and covenants required to be performed by it hereunder.

(c) Tax Opinion. The MLP Parties shall have received an opinion dated as of the Closing Date of Akin Gump Strauss Hauer & Feld LLP or another nationally-recognized tax counsel to the effect that, for U.S. federal income tax purposes, (i) no MLP Group Entity shall recognize any income or gain as a result of the Merger (other than (1) any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code and (2) as a result of any expense reimbursements, Fractional Unit Payments or other cash payments received or to be received pursuant to this Agreement), (ii) no gain or loss shall be recognized by holders of MLP Common Units (other than the CW Affiliates, any Buyer Group Entity or holders of Buyer Common Units) as a result of the Merger (other than (1) any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code or (2) as a result of any expense reimbursements, Fractional Unit Payments or other cash payments received or to be received pursuant to this Agreement), and (iii) 90% of the combined gross income of MLP and Buyer for the most recent four completed calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the MLP Parties, the Buyer Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d) Absence of a Buyer Material Adverse Effect. There shall not have occurred after the Execution Date any events, changes, effects or developments that have had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(e) Officer Certificate. The MLP Parties shall have received a certificate, dated as of the Closing Date, of an executive officer of Buyer General Partner certifying to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d).

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of MLP and the Buyer.

SECTION 8.2 Termination by MLP or Buyer. At any time prior to the Effective Time, this Agreement may be terminated by MLP or Buyer if:

(a) the Effective Time shall not have occurred on or before November 5, 2013 (the “Drop-Dead Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(b) a Governmental Entity having jurisdiction over any Party hereto shall have issued an Order or adopted a Law permanently restraining, enjoining or otherwise prohibiting the Merger or making consummation of the Merger illegal and such Order or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, such action;

(c) the MLP Unitholders’ Meeting has been held and completed and the MLP Unitholder Approval shall not have been obtained at the MLP Unitholders’ Meeting (which shall include any reconvened meeting after an adjournment or postponement thereof); or

(d) if the NRGY GP Purchase Agreement or the MLP GP Contribution Agreement shall have been validly terminated in accordance with its terms.

SECTION 8.3 Termination by MLP. This Agreement may be terminated by MLP at any time prior to the Effective Time:

(a) if any Buyer Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (or any of its representations and warranties contained in this Agreement shall fail to be true), which breach or failure (i) would (if occurring or continuing on the Closing Date) give rise to the failure of the condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by the Buyer Parties or, if capable of being cured, is not cured by the Buyer Parties at the earlier of (A) the date that follows 30 days after receipt of written notice from MLP of such a breach or failure and (B) the Drop-Dead Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to MLP if, at such time, a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(d) would not be satisfied if the Closing Date were to occur on the date of termination; or

(b) if an MLP Recommendation Change that is permitted by this Agreement shall have occurred in response to an MLP Takeover Proposal.

SECTION 8.4 Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the Effective Time (or in the case of clause (b) of this Section 8.4, at any time prior to the time that the MLP Unitholder Approval is obtained):

(a) if any MLP Party has breached or failed to perform in all material respects any of its representations, warranties, covenants or other agreements contained in this Agreement (or any of its representations and warranties contained in this Agreement shall fail to be true), which breach or failure to perform (i) would (if occurring or continuing on the Closing Date) give rise to the failure of the condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by the MLP Parties or, if capable of being cured, is not cured by the MLP Parties at the earlier of (A) the date that follows 30 days after receipt of written notice from Buyer of such a breach or failure and (B) the Drop-Dead Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available to Buyer if, at such time, a condition set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(d) would not be satisfied if the Closing Date were to occur on the date of termination;

(b) if any MLP Party commits a Willful and Material Breach of Section 6.3, Section 6.4 or Section 6.5; provided, however, that, solely in the event of a Willful and Material Breach of Section 6.3 or Section 6.4, Buyer’s right to terminate this Agreement pursuant to this Section 8.4(b) shall be exercisable only if such Willful and Material Breach is incapable of being cured by the MLP Parties or, if capable of being cured, is not cured by the MLP Parties at the date that follows ten calendar days after receipt of written notice from Buyer of such a breach or failure; provided, further, that the right to terminate this Agreement pursuant to this Section 8.4(b) shall not be available to Buyer if, at such time, a condition set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(d) would not be satisfied if the Closing Date were to occur on the date of termination.

(c) if an MLP Recommendation Change shall have occurred, whether or not permitted by this Agreement; provided, however, that Buyer’s right to terminate this Agreement pursuant to this Section 8.4(c) is only exercisable prior to the commencement of the MLP Unitholders’ Meeting.

SECTION 8.5 Effect of Certain Terminations. In the event of a valid termination of this Agreement pursuant to this Article VIII, all rights and obligations of the Parties under this Agreement shall terminate, except the provisions of Section 6.2(b), Section 6.8, Section 6.15, Section 6.20, Article VIII and Article IX shall survive such termination; and none of the Parties or any of their respective Affiliates or Representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except (a) as provided in Section 8.6; (b) for a Willful and Material Breach of this Agreement, for which the aggrieved Party shall be entitled to all rights and remedies available at law or equity against the Party that committed a Willful and Material Breach of this Agreement; provided, however, that if MLP pays the Termination Fee in accordance with Section 8.6(a), the MLP Parties shall not have any further liability of any kind for any reason in connection with any breach of Section 6.3, Section 6.4 or Section 6.5; (c) for fraud, for which the aggrieved Party shall be entitled to all rights and remedies available at law or equity; or (d) for breaches of the Confidentiality Agreement, for which the aggrieved Party shall be entitled to all rights and remedies provided for in the Confidentiality Agreement.

SECTION 8.6 Termination Fee and Expense Reimbursement.

(a) In the event this Agreement is terminated by Buyer pursuant to Section 8.4(b) or Section 8.4(c), or by MLP pursuant to Section 8.3(b), MLP shall pay to the Escrow Agent for the benefit of Buyer an amount equal to $50.8 million (the “Termination Fee”) within three Business Days of the date of such termination (in the case of a termination pursuant to Section 8.4(b) or Section 8.4(c)) or concurrently with such termination (in the case of a termination pursuant to Section 8.3(b)).

(b) In the event this Agreement is terminated by MLP or Buyer pursuant to Section 8.2(c), MLP shall reimburse the Buyer Parties for all their documented out-of-pocket costs and expenses actually incurred in connection with this Agreement and the transactions contemplated hereby, including all legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses as well as any commitment fees or other fees required by the Commitment Letters to be paid by the Buyer Parties, in an amount not exceeding $10.0 million in the aggregate (the “Expense Reimbursement”), within three Business Days of the date of such termination.

(c) In the event that (i) a bona fide MLP Takeover Proposal has been publicly communicated to or otherwise publicly made known to the unitholders of MLP or any Person has publicly announced an intention (whether or not conditional) to make an MLP Takeover Proposal and such MLP Takeover Proposal or intention to make an MLP Takeover Proposal has not been withdrawn prior to the MLP Unitholder Meeting (or if the MLP Unitholder Meeting has not occurred, prior to the termination of this Agreement pursuant to 8.2(a) or Section 8.4(a)); (ii) thereafter this Agreement is terminated pursuant to Section 8.2(a), Section 8.2(c) or Section 8.4(a); and (iii) prior to the date that is 12 months after the date of such termination, MLP enters into any definitive agreement related to an MLP Takeover Proposal, then MLP shall pay to the Escrow Agent for the benefit of Buyer an amount equal to the Termination Fee less any previously paid Expense Reimbursement, if and when such Takeover Proposal is consummated; provided, however, that for purposes of this Section 8.6(c) “50%” shall substituted for “15%” in the definition of MLP Takeover Proposal.

(d) Any Termination Fee and Expense Reimbursement shall be paid by wire transfer of same day funds to an account designated by Buyer in writing in accordance with Section 9.3. Each of the MLP Parties acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer Parties would not enter into this Agreement. Each of the MLP Parties further acknowledges and agrees that a Termination Fee is not a penalty, but rather liquidated damages in amounts reasonably estimated by the Parties to compensate the Buyer Parties for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if MLP fails promptly to pay the amount due pursuant to this Section 8.6 and, in order to obtain such payment, Buyer commences a Proceeding which results in an order against MLP for the Termination Fee or Expense Reimbursement, MLP shall pay to Buyer its costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on any unpaid amount of the Termination Fee or Expense Reimbursement at the rate on six-month U.S. Treasury obligations plus 500 basis points in effect on the date such payment was required to be made, calculated on a daily basis from the date the Termination Fee or Expense Reimbursement was required to be paid until the date of the actual payment. Notwithstanding anything contained in this Agreement to the contrary, if a Termination Fee becomes due and payable and MLP pays a Termination Fee, none of the MLP Parties shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. For the avoidance of doubt, under no circumstances shall MLP be required to pay more than one Termination Fee or more than one Expense Reimbursement.

(e) Any amounts paid to the Escrow Agent pursuant to this Section 8.6, together with interest thereon (the “Escrow Fund”), shall be released by the Escrow Agent to Buyer as follows:

(i) at any time prior to the end of the fiscal year in which the payment was made to the Escrow Agent, Buyer shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to no greater than 70% of the maximum remaining amount that, in the good faith view of Buyer, may still be taken into the gross revenues of Buyer and be treated as if such amount were not “qualifying income” (as defined in Section 7704 of the Code) while satisfying the qualifying income exception required for partnership treatment for publicly traded partnerships, after taking into consideration all other sources of non-qualifying income (such maximum remaining amount, the “Non-Qualifying Income Cushion”), and the Escrow Agent shall within one Business Day thereafter, pay Buyer the amount demanded, by wire transfer of immediately available funds to an account designated by the Buyer;

(ii) during the fiscal year following the date that the payment was made to the Escrow Agent but prior to the passage of 30 calendar days following the filing of the IRS Form 1065 for the prior fiscal year, Buyer shall submit to the Escrow Agent a certificate identifying the actual Non-Qualifying Income Cushion from the prior year. If the payment contemplated by clause (i) above was (A) less than 80% of the actual Non-Qualifying Income Cushion, then Buyer shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to an amount which, when combined with the payment contemplated by clause (i) shall equal 90% of the actual Non-Qualifying Income Cushion, and the Escrow Agent shall within one Business Day thereafter, pay Buyer the amount demanded; (B) greater than or equal to 80%, but less than or equal to 90% of the actual Non-Qualifying Income Cushion, then Buyer shall notify the Escrow Agent that it shall not demand any additional payments from the Escrow Account; and (C) greater than 90% of the actual Non-Qualifying Income Cushion, then Buyer shall deliver a certificate to such effect to the Escrow Agent and return to the Escrow Fund an amount equal to the excess of the payment contemplated by clause (i) over 80% of the Non-Qualifying Income Cushion. Any payment under this clause (ii) shall be made by the Escrow Agent, or Buyer, as the case may be, by wire transfer of immediately available funds to an account designated by Buyer or the Escrow Agent, as the case may be; and

(iii) within one Business Day following the earlier of (A) completion of the procedures as contemplated by Section 8.6(e)(ii) above and (B) the passage of 30 days following the filing of the IRS Form 1065 for the prior fiscal year, the Escrow Agent shall pay MLP the remainder, if any, of the Escrow Fund, by wire transfer of immediately available funds to an account designated MLP.

(f) Each Party acknowledges and agrees that (i) the amount of a payment, if any, pursuant to clause (ii) of Section 8.6(e) is uncertain, and that depending on the amount of the demands made by Buyer pursuant to clause (ii) of Section 8.6(e), the Escrow Fund may be insufficient to permit payments to MLP pursuant to clause (iii) of Section 8.6(e); and (ii) MLP shall have no rights to any amounts in the Escrow Fund or to audit or inquire into the amounts demanded by or paid to Buyer.

(g) In the event Buyer exercises the “Option” as defined, and in accordance with, the Option Agreement, the Escrow Agent or Buyer, as applicable, shall return to MLP an amount equal to $21.8 million upon the full performance by MLP General Partner, CW Gas Holdings and CW Holdings of their obligations pursuant to Section 2.3(a) of the Option Agreement within three Business Days of the date of such performance. Section 8.6(e) shall apply mutatis mutandis in respect of any such return as if “MLP” was the “Buyer” referred to herein.

SECTION 8.7 Procedure for Termination. A termination of this Agreement pursuant to this Article VIII shall, in order to be effective, require, in the case of Buyer, action by the Buyer Board (or a committee thereof to which the Buyer Board has delegated decision making authority with respect to the applicable termination right), and, in the case of MLP, action by the MLP Board (or a committee thereof to which the MLP Board has delegated decision making authority with respect to the applicable termination right) or, in the case of a termination pursuant to Section 8.3(b), action by the MLP Conflicts Committee.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those agreements, covenants and obligations contained herein (including Article III, Section 6.11 and Section 6.18) that by their terms are to be performed in whole or in part after the Effective Time and this Article IX).

SECTION 9.2 Enforcement of this Agreement. The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Parties irreparable harm. Accordingly, the Parties agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the Parties, the Parties shall also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies shall not be the exclusive remedies for any breach of this Agreement but shall be in addition to all other remedies available at law or equity to each of the Parties.

SECTION 9.3 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to the Other Parties (each, a “Notice”) shall be in writing and delivered in Person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, however, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the MLP Parties, addressed to:

Crestwood Midstream Partners L.P.

Crestwood Gas Services GP LLC

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attention: Robert G. Phillips

Facsimile No.: 832-519-2250

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: William E. Curbow

Facsimile No.: 212-455-2502

and

Conflicts Committee of the Board of Directors

Crestwood Gas Services GP LLC

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attention: Philip D. Gettig, Chairman of the Conflicts Committee

and

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street

Wilmington, Delaware 19801

Attention: Louis G. Hering

Facsimile: (302) 425-4662

If to any of the Buyer Parties, addressed to:

Inergy Midstream, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Facsimile: (816) 531-4680

and

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Facsimile: (816) 531-4680

with copies to (which copies shall not constitute Notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Mike Rosenwasser and Gillian A. Hobson

Facsimile: (713) 615-5794

and

Conflicts Committee of the Board of Directors

Inergy Midstream, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Randy E. Moeder, Chairman of the Conflicts Committee

Facsimile: (405) 286-9192

and

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, DE 19899-0951

Attention: Thomas A. Mullen

Facsimile: (302) 778-6204

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 9.4 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law; provided, however, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York with respect to any action including any Financing Source. Each of the Parties agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b) subject to service of process in the State of Delaware. Each Party hereby irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (and, if such court shall not have subject matter jurisdiction, any Delaware state court and the federal court of the United States located in the State of Delaware (together with the Delaware Court of Chancery, the “Delaware Courts”) for any Proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts); (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum; and (iii) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement. Each of the Parties agrees that it will not, and will not permit its Affiliates to, bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including with respect to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the United States District Court for the

Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York and agree that the waiver of jury trial set forth in this Section 9.4 hereof shall be applicable to any such proceeding.

SECTION 9.5 Entire Agreement; Amendments and Waivers.

(a) Except for the Confidentiality Agreement, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Article IV and Article V), (i) the Parties acknowledge and agree that neither the MLP Group Entities nor any other Person has made, and the Buyer Group Entities are not relying upon, any covenant, representation or warranty, express or implied, as to the MLP Group Entities or as to the accuracy or completeness of any information regarding any MLP Group Entity furnished or made available to any Buyer Group Entity; and (ii) the MLP Parties shall not have or be subject to any liability to any Buyer Group Entity or any other Person, or any other remedy in connection herewith, based upon the distribution to any Buyer Group Entity of, or any Buyer Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Buyer Group Parties in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

(b) This Agreement may be amended by the Parties at any time before or after the MLP Unitholder Approval, but, after any such MLP Unitholder Approval was obtained, no amendment shall be made which by Law requires further approval by the unitholders of MLP without such further approval. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding the foregoing, no amendment shall be made to Section 9.4, Section 9.5, Section 9.6 or Section 9.10 which would be adverse to the Financing Sources without the prior written consent of such Financing Sources.

(c) Any amendments, supplements, waivers or modifications in respect of this Agreement pursuant to this Section 9.5 or any agreement to terminate this Agreement pursuant to Section 8.1 shall, in order to be effective, require, in the case of Buyer, action by the Buyer Board with the prior consent or recommendation of the Buyer Special Committee (or another committee to which the Buyer Board has delegated decision making authority with respect to the subject matter of such action) and, in the case of MLP, action by the MLP Board (or a committee thereof to which the MLP Board has delegated decision making authority with respect to the subject matter of the amendment); provided, however, that no amendment of this Agreement that changes the form of, reduces the amount of or extends the timing of payment of, the Applicable Merger Consideration or alters the rights of the MLP Conflicts Committee or Buyer Special Committee hereunder shall be effective unless such amendment is also approved by the MLP Conflicts Committee or Buyer Special Committee, as applicable.

SECTION 9.6 Binding Effect; No Third Party Beneficiaries; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

(b) None of the provisions of this Agreement shall be for the benefit of or enforceable by any third Person, including any creditor of any Party or any of their Affiliates, except (i) as provided in Section 6.11; (ii) as provided in Section 9.8; (iii) for the Financing Sources and their respective current former or future equity holders, controlling persons, Affiliates and Representatives, which shall be third party beneficiaries of Section 9.4, Section 9.5, Section 9.10 and this Section 9.6; and (iv) for the right of the MLP Unitholders the right to receive the Applicable Merger Consideration following the Effective Time and the right to be admitted as an Additional Limited Partner of Buyer in connection therewith. No such third Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any Party. Without limiting the generality of the foregoing, nothing in this Agreement shall confer upon any employee, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under any Employee Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms of such plan, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

(c) No Party may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 9.8 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the Other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

SECTION 9.9 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 9.10 Certain Agreements with Respect to Financing Sources. The Parties agree on behalf of themselves and their respective equity holders, controlling persons, Affiliates, and Representatives (collectively, the “Related Parties”) that the Financing Sources and their and their respective current former or future equity holders, controlling persons, Affiliates or Representatives and each of their successors and assigns shall be subject to no liability or claims by the Related Parties arising out of or relating to this Agreement, the financing or the transactions contemplated hereby or in connection with the Debt Financing, or the performance of services by such Financing Sources or their Affiliates or Representatives with respect to the foregoing; provided, however that nothing in this Section 9.10 shall limit the rights that any Party would have pursuant to the Commitment Letters.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CRESTWOOD MIDSTREAM PARTNERS LP

By: Crestwood Gas Services GP, LLC, its General Partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

CRESTWOOD GAS SERVICES GP LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

Signature Page to Agreement and Plan of Merger

CRESTWOOD HOLDINGS LLC (SOLELY FOR PURPOSES OF SECTION 3.4(A))

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

Signature Page to Agreement and Plan of Merger

INERGY MIDSTREAM, L.P.

By: NRGM GP, LLC, its General Partner

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	Chief Executive Officer

NRGM GP, LLC

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	Chief Executive Officer

INERGY, L.P.

By: Inergy GP, LLC, its General Partner

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	Chief Executive Officer

INTREPID MERGER SUB, LLC

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger